Exhibit 4.5

Certain identified information has been excluded from this exhibit because it is both not material and would be competitively harmful if publicly disclosed

___________________________________________________

Project Apollo

Share Sale and Purchase Agreement
___________________________________________________

Table of Contents
Table of Contents		II
Index of Definitions		III
Index of Schedules		IV
Recitals		2
1	Corporate Structure	2
2	Sale and Assignment of the Shares; Right to Profits	3
3	Purchase Price; Conditions of Payment	4
4	Commercial effect	13
5	Cooperation and Conduct of Business until Closing	13
6	Closing Conditions; Long Stop Date	15
7	Closing	17
8	Sellers Guarantees	19
9	Remedies	32
10	Taxes	37
11	Purchaser Guarantees	41
12	Additional Obligations of the Parties post-Closing	42
13	Escrow	43
14	Parent Undertaking	44
15	Confidentiality and Press Releases	44
16	Power of Attorney in Favour of the Purchaser	45
17	Assignment of Rights and Transfer of Obligations	45
18	Transfer Taxes and Costs	45
19	Appointment of Representative	46
20	Notices	46
21	Miscellaneous	48

* * *

Page II

Index of Definitions

The following terms shall have the meanings as defined on the specified pages:

Term	Page
Accounting Principles	7
Accounts Receivable	21
Adjustment Amount	10
Affiliate	14
Agreement	1
AWV	15
Base Amount	4
BGB	4
BMWi	15
Business Day	48
Business Know-How	22
Clearance	15
Closing	15
Closing Actions	18
Closing Conditions	15
Closing Date	19
Closing Date Balance Sheet	7
Closing Date Cash	6
Closing Date Financial Debt	6
Closing Date Necessary Liquidity	6
Closing Date Statement	7
Closing Date Working Capital	6
Closing Memorandum	18
Company	2
Company Privacy Commitments	30
Damages	32
Data Room	34
Deductible	33
Disputed Amount	5
Earn-out Financial Statements	11
Earn-out Financial Statements Part 1	10
Earn-out Financial Statements Part 2	11
Earn-out Payment	10
Environmental Contamination	31
Environmental Laws	31
Escrow Account	10
Escrow Agent	18
Escrow Agreement	18
Escrow Amount	10
Estimate Notice	5
Excess Cash Distribution Costs	4
Exchange Rate	12
FDI Requests	16
Final Closing Date Statement	9
Financial Statements	20
Fundamental Guarantees	33
GDPR	30
German FDI Clearance Certificate	15
German GAAP	21
Governmental Authority	20
Group	3
Group Companies	3
Group Company	3
Group Company Shares	3
Hazardous Materials	31
Indemnifiable Taxes	37
Term	Page
Information Technology	24
IP Rights	22
Key Customers	26
Key Employees	27
Know-How	23
Leased Real Estate	22
Liability Cap	33
Long Stop Date	17
Material Adverse Change	15
Material Agreements	24
Neutral Auditor	8
Neutral Auditor Firm	8
Notices	46
Objection Statement	7
Open Source Software	24
Overall Deductible	33
Owned IP Rights	22
Owned Real Estate	22
Owned Registered IP	22
Party/ies	1
Paying Agent’s Account	12
Permits	28
Privacy Laws	30
Pro-Forma Consolidated Financial Statements	21
Purchase Price	5
Purchase Price Estimate	5
Reference Pro-Forma Balance Sheet	7
Registered IP Rights	23
Related Person	14
Representative	46
(-------)	4
Review Period	7
Scheduled Closing Date	17
Seller	1
Sellers	1
Sellers Guarantee(s)	19
Sellers' Knowledge	32
Shares	3
Signing Date	1
Software	23
South Korean Subsidiary	3
Subsidiaries	3
Subsidiary	3
Taiwanese Subsidiary	3
Tax Authority	37
Tax Guarantee(s)	37
Tax Indemnification Claim	38
Taxes	37
Third Party Claim	35
Total Purchase Price	5
Transaction	2
USA Subsidiary	3
VAT	12
VAT Option Right	12
Withdrawing Party	17
Working Capital Adjustment Amount	6

* * *

Page III

Index of Schedules

− Schedule 2.2.1	Declarations of consent to the sale of the Shares by the Company
− Schedule 2.2.2	Declarations of consent to the sale of the Shares by the Sellers' spouses
− Schedule 3.1	Sample Calculation of Purchase Price
− Schedule 3.3	Definition of Closing Date Cash, Closing Date Financial Debts, Closing Date Necessary Liquidity, Closing Date Working Capital
− Schedule 3.4.1 b)	Reference Pro-Forma Balance Sheet as of 31 December 2020
− Schedule 3.6.2 b)	Definition of the Group's EBITDA
− Schedule 3.7	Principles for allocation of the Purchase Price
− Schedule 3.8	Paying Agent's Account
− Schedule 7.2b)	Escrow Agreement
− Schedule 7.2d)	Confirmation of each Seller regarding payment obligations towards any Group Company and claims against any Group Company
− Schedule 7.2e)	Confirmation of Jürg Stahl on behalf of all Sellers that no Material Adverse Change has occurred
− Schedule 7.4	Closing Memorandum
− Schedule 8.1.1a)	Copies of articles of association of all Group Companies
− Schedule 8.1.2a)	(Audited) Financial Statements of the Group Companies 2018-2020 and Pro-Forma Consolidated Financial Statements of the Group 2019-2020
− Schedule 8.1.2e)-1	Accounts Receivables as of 31 December 2020 not collected or not collectible
− Schedule 8.1.2e)-2	Accounts Receivables after 31 December 2020 not collected or not collectible
− Schedule 8.1.2e)-3	List of encumbrances, discount or agreement for deduction regarding Account Receivables
− Schedule 8.1.4a)	Real Estate owned by the Group Companies
− Schedule 8.1.4b)	Real Estate leased-in by the Group Companies
− Schedule 8.1.5a)	List of IP-Rights and Technical Know How of the Group Company
− Schedule 8.1.5c)	List of pending judicial or regulatory proceedings regarding IP Rights
− Schedule 8.1.5f)	List of Software and scope of Software

Page IV

− Schedule 8.1.5g)	List of employee inventors under German Law
− Schedule 8.1.7a)	List of not completely fulfilled material agreements between a Group Company and a third party
− Schedule 8.1.7b)	List of contracts that will terminate because of the Agreement
− Schedule 8.1.7c)	List of key customers (sales > EUR 500,000)
− Schedule 8.1.7d)	List of countries for which external distribution persons are used
− Schedule 8.1.8	List of contracts regarding arrangements with Sellers or Sellers' affiliates
− Schedule 8.1.9a)-1	List of employees
− Schedule 8.1.9a)-2	List of leased employees
− Schedule 8.1.9a)-3	List of freelancers
− Schedule 8.1.9b)	Standard employment agreement
− Schedule 8.1.9e)	List of managing directors and employees entitled to remuneration more than EUR 100,000 p.a.
− (-------)	(-------)
− (-------)	(-------)
− (-------)	(-------)
− (-------)	(-------)
− (-------)	(-------)
− (-------)	(-------)
− (-------)	(-------)
− (-------)	(-------)

* * *

Page V

Share Sale and Purchase Agreement

(Agreement)

dated 16th November 2021 (Signing Date) by and between

(1)	Arnold Cziurlok, (-------)

– Seller 1–,

(2)	Dr. Ursula Tinner, (-------)

– Seller 2–,

(3)	Nikolaus Maser, (-------)

– Seller 3–,

(4)
Glück-Industrie-Elektronik GmbH,a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany with registered business address Im Kalten Brunnen 29, 72666 Neckartailfingen, Germany, registered with the commercial register (Handelsregister) of the local court of Stuttgart under HRB 223119,

– Seller 4–,

(5)	Carsten Wagner, (-------)

– Seller 5–,

(6)	Jürg Stahl, (-------)

– Seller 6–,

(7)	Brigitta Stahl, (-------)

– Seller 7–,

- Seller 1 to Seller 7 hereinafter each a Seller and together as the Sellers -

and

(8)
Nova Measuring Instruments GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany with registered business address Gebäude Ensemble Deutsche Werkstätten Hellerau, Bruno-Paul-Haus, 1 OG, Moritzburger Weg 67, 01109 Dresden, Germany, registered with the commercial register (Handelsregister) of the local court of Dresden under HRB 32966,

– Purchaser–,
- each Seller and the Purchaser hereinafter a Party and collectively Parties -

and

(9)	Nova Ltd., 5 David Fikes Street, 10th Floor P.O. Box 266, Rehovot 7610201, Israel

– Parent–

Recitals

ancosys GmbH (Company) is active in the field of development, manufacturing and distribution of equipment, tools, and software for automated online process control in chemical-based manufacturing with a focus on semiconductors.

The Purchaser is engaged in pre-sales and service support for advanced metrology solutions installed in Europe for semiconductor process control. The Parent is engaged in the field of development, manufacturing, and distribution of advanced metrology solutions for semiconductor manufacturing.

The Sellers intend to sell and assign to the Purchaser all shares in the Company. The Purchaser intends to purchase and acquire these shares (Transaction).

NOW, THEREFORE, the Parties agree as follows:

1	Corporate Structure

1.1	Corporate Structure of the Company

1.1.1
The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany and registered with the commercial register (Handelsregister) of the local court of Stuttgart under number HRB 382195, having its registered seat in Pliezhausen, and with registered business address at Siemensstraße 8, 72124 Pliezhausen, Germany.

1.1.2	The registered share capital (Stammkapital) of the Company equals EUR 131,210.00 (in words: one hundred thirty-one thousand two hundred ten euros) and is divided into the following shares:

a)
one share with a par value (Nennbetrag) of EUR 13,000.00 (in words: thirteen thousand euros) (consecutive no. 1 of the shareholder list filed with the commercial register of the Company dated 10 July 2015), held by Seller 1;

b)
one share with a par value (Nennbetrag) of EUR 8,000.00 (in words: eight thousand euros) (consecutive no. 2 of the shareholder list filed with the commercial register of the Company dated 10 July 2015), held by Seller 2;

c)
one share with a par value (Nennbetrag) of EUR 14,000.00 (in words: fourteen thousand euros) (consecutive no. 3 of the shareholder list filed with the commercial register of the Company dated 10 July 2015) held by Seller 3;

d)
one share with a par value (Nennbetrag) of EUR 13,350.00 (in words: thirteen thousand three hundred fifty euros) (consecutive no. 4 of the shareholder list filed with the commercial register of the Company dated 10 July 2015) held by Seller 4;

e)
one share with a par value (Nennbetrag) of EUR 8,000.00 (in words: eight thousand euros) (consecutive no. 5 of the shareholder list filed with the commercial register of the Company dated 10 July 2015) held by Seller 5;

f)
one share with a par value (Nennbetrag) of EUR 28,000.00 (in words: twenty eight thousand euros) (consecutive no. 6 of the shareholder list filed with the commercial register of the Company dated 10 July 2015) and one share with a par value (Nennbetrag) of EUR 10,000.00 (in words: ten thousand euros) (consecutive no. 8 of the shareholder list filed with the commercial register of the Company dated 10 July 2015) both held by Seller 6; and

g)
one share with a par value (Nennbetrag) of EUR 36,860.00 (in words: thirty-six thousand eight hundred sixty euros) (consecutive no. 7 of the shareholder list filed with the commercial register of the Company dated 10 July 2015) held by Seller 7.

1.1.3
In this Agreement, all shares which the Sellers hold in the Company, are collectively referred to as the Shares, regardless of whether the number, nominal amounts and consecutive numbering of the shares or the registered share capital of the Company correspond to the aforementioned details.

1.2	Subsidiaries and branch

1.2.1	The Company holds directly all shares (on a fully diluted basis) in the following companies:

a)
Ancosys Instrument Taiwan Ltd, having its legal seat at Rm. 2, 10F, No 8, Ziqiang S. Road, Zhubei City, Hsinchu County, Taiwan (Taiwanese Subsidiary), which has a registered share capital of TWD 1,500,000, divided into 150,000 shares,

b)
ancosys Inc, having its registered office at 874 Walker Road, Suite C, City of Dover, County of Kent, Delaware 19904, USA (USA Subsidiary), which has a registered share capital of USD 150,000, divided into 150 shares,

c)	ancosys Korea LLC, having its principal office at Yongin-si, Gyeonggi-do, South Korea (South Korean Subsidiary), which has a registered share capital of KRW 100,000,000 divided into 20,000 shares,

(the Taiwanese Subsidiary, the USA Subsidiary and the South Korean Subsidiary each a Subsidiary and together Subsidiaries; the Company and the Subsidiaries together the Group or the Group Companies and each a Group Company; the Shares and the shares in the Subsidiaries together the Group Company Shares).

1.2.2	The USA Subsidiary operates a branch (Zweigniederlassung) in Taiwan with business address No 33, 7th Floor, Sec 1 Zhong Xiao West End, 100 Taipei, Taiwan.

2	Sale and Assignment of the Shares; Right to Profits

2.1	Sale and Assignment of the Shares; Right to Profits

2.1.1
Subject to the terms and conditions of this Agreement, the Sellers hereby sell (verkaufen), and subject to the condition precedent (aufschiebende Bedingung) of the payment of the Preliminary Purchase Price to the Paying Agent and the Escrow Amount to the Escrow Account assign (abtreten) to the Purchaser the Shares. The Purchaser accepts such sale and assignment of the Shares.

2.1.2
The sale of the Shares shall include any and all rights associated with, or otherwise pertaining to, the Shares as of the Closing Date, including the rights to any undistributed profits for the current business year and for any prior business years of the Company.

2.2	Consent of the Company; Consent of spouses

2.2.1
The Company and the meeting of shareholders of the Company have already consented to the sale and assignment of the Shares. A copy of the declaration of consent of the Company and of the shareholders' resolution of the Company, also containing a waiver by each of the Sellers on any rights of first refusal and all other pre-emptive rights or similar rights, including drag and tag along rights such Sellers might have in relation to the Shares held by the other Sellers, are attached hereto as Schedule 2.2.1.

2.2.2
By way of precaution, the spouses of each Seller who lives in the German property regime of community of accrued gains (Güterstand der Zugewinngemeinschaft) have consented to the sale and transfer of the respective Shares in the Company in accordance with Section 1365 German Civil Code (Bürgerliches Gesetzbuch – BGB). Copies of the respective declarations of consent are attached as Schedule 2.2.2.

3	Purchase Price; Conditions of Payment

3.1	Purchase Price

The purchase price to be paid by the Purchaser as consideration for the Shares shall amount to

a)	the balance of the following amounts:

(i)	A fixed amount of EUR 75,000,000 (in words: seventy-five million euros) (the Base Amount)

(ii)	minus the aggregate amount of the Closing Date Financial Debt;

(iii)	plus the amount of the Closing Date Cash;

(iv)	minus the Necessary Liquidity Adjustment Amount, if any;

(v)	minus the Working Capital Adjustment Amount, if any;

(vi)	minus an amount of (-------);

(vii)	minus an amount of 5% of the Excess Cash Amount (the Excess Cash Distribution Costs);

(collectively the Purchase Price)

b)	plus the Earn-out (if and to the extent applicable) (together with the Purchase Price the Total Purchase Price).

A sample calculation of the Total Purchase Price is attached hereto as Schedule 3.1.

3.2	Preliminary purchase price

3.2.1	The preliminary purchase price for the Shares to be paid by the Purchaser on the Closing (the Preliminary Purchase Price) shall amount to the balance of

(i)	the Base Amount;

(ii)	plus the estimated Closing Date Cash;

(iii)	minus the estimated Closing Date Financial Debt;

(iv)	minus the estimated Necessary Liquidity Adjustment Amount, if any;

(v)	minus the estimated Working Capital Adjustment Amount, if any;

(vi)	minus(-------);

(vii)	minus the Excess Cash Distribution Costs; and

(viii)	minus the Escrow Amount, which shall be paid by the Purchaser to the Escrow Account at Closing.

3.2.2
No later than ten (10) Business Days prior to the Scheduled Closing Date, Sellers shall deliver to Purchaser a notice (the Estimate Notice) that sets forth Sellers’ good faith estimate of the Preliminary Purchase Price, together with all required supporting documentation (including, but not limited to, bank statements supporting the estimated Closing Date Cash) (the Purchase Price Estimate). The Purchaser may raise objections to the Purchase Price Estimate within five (5) Business Days after receipt of the Estimate Notice by providing the Sellers with a written statement of objections specifying the relevant items, sufficient reasons for each objection and the amounts in dispute in reasonable detail. If and to the extent Parties are not able to settle the disagreement until the end of the second (2nd) Business Day prior to the Scheduled Closing Date,

a)
and if the Disputed Amount amounts to not more than EUR 2,500,000 (in words: two million five hundred thousand euros), the Purchaser shall deduct the amount in dispute (the Disputed Amount) from the Preliminary Purchase Price (which shall therefore be reduced accordingly) to be paid to the Paying Agent at Closing and pay such Disputed Amount to the Escrow Account instead. The Disputed Amount paid to the Escrow Account, if any, shall (i) not be part of the Escrow Amount and (ii) be released to the respective Party as per clause 3.4.5.

b)
and if the Disputed Amount exceeds EUR 2,500,000 (in words: two million five hundred thousand euros), the Scheduled Closing Date shall be deferred until the Purchase Price Estimate and accordingly the Preliminary Purchase Price has become final and binding between the Parties according to clause 3.4.3 and 3.4.4, which shall apply mutadis mutandis (whereby the following shortened deadlines shall apply for the purpose of this clause 3.2.2b): the Parties shall have five (5) Business Days to agree on the Preliminary Purchase Price and, if applicable, five (5) further Business Days to agree on the Neutral Auditor and the Neutral Auditor shall have thirty (30) Business Days to determine the Preliminary Purchase Price). In this case, the Purchaser shall, at Closing, pay to the Paying Agent the Preliminary Purchase Price determined by the Neutral Auditor, without paying any amount (in addition to the Escrow Amount) to the Escrow Account. The Long Stop Date shall be postponed for as many calendar days as the procedure to determine the Preliminary Purchase Price according to this clause 3.2.2b) is running.

3.3	Closing Date Cash, Closing Date Financial Debt, Necessary Liquidity Amount

3.3.1	For the purpose of this Agreement

a)
Closing Date Cash means the consolidated amount of cash and cash equivalents of the Group Companies that can be converted into cash within a period of three (3) months after the Closing Date, including in any case the line items set forth in Schedule 3.3 under the heading “Closing Date Cash”, all in euro as per the Closing Date, as determined on the basis of the Final Closing Date Balance Sheet.

b)
Closing Date Financial Debt means the consolidated amount of the line items set forth in Schedule 3.3, in euro as per the Closing Date, as determined on the basis of the Final Closing Date Balance Sheet.

c)
Closing Date Necessary Liquidity means the Group Companies’ cash on bank accounts as set forth in Schedule 3.3 (however, for the avoidance of doubt, without deducting the Closing Date Financial Debt) which the Group Companies need to run their operations in the ordinary course of business for five (5) Business Days after the Closing Date.

d)
Necessary Liquidity Adjustment Amount means the amount (if any) by which, as per the Closing Date each of the Group Companies’ cash on bank accounts falls short of the Closing Date Necessary Liquidity.

e)
Closing Date Working Capital means the consolidated amount of the line items set forth in Schedule 3.3 under the heading “Closing Date Working Capital” of the Group Companies in euro as per the Closing Date, as determined on the basis of the Final Closing Date Balance Sheet.

f)	The Working Capital Adjustment Amount shall be the amount by which the Closing Date Working Capital falls below EUR 8,727,000 (in words: eight million seven hundred twenty-seven thousand euros).

g)	The Excess Cash Amount shall be the amount by which the Closing Date Cash exceeds the Closing Date Necessary Liquidity.

3.4	Purchase Price Adjustment

3.4.1	Preparation of the Closing Date Balance Sheet

a)
After the Closing Date, the Purchaser shall prepare a consolidated balance sheet of the Group based on the individual balance sheet of the Company according to German GAAP (as defined below) and the individual balance sheets of the Subsidiaries as per the relevant local GAAPs, all as applied for the establishment of the respective financial statements 2020 (together Accounting Principles) as of the Closing Date showing all balance sheet items required for the determination of the Closing Date Cash, the Closing Date Financial Debt, the Closing Date Necessary Liquidity and the Closing Date Working Capital (the Closing Date Balance Sheet).

b)
The Closing Date Balance Sheet shall be prepared in the English language on a going concern basis in the same format as the pro-forma balance sheet as of 31 December 2020 attached as Schedule 3.4.1 b) (Reference Pro-Forma Balance Sheet); applying the Accounting Principles.

Amounts in foreign currency shall be converted into euro with the Exchange Rate (as defined below).

c)
The Purchaser shall deliver the Closing Date Balance Sheet together with a calculation of the Purchase Price and the Adjustment Amount derived therefrom (together the Closing Date Statement) to the Sellers within forty (40) Business Days after the Closing Date. Upon the Sellers' reasonable request, the Purchaser shall make available to the Sellers copies of the documents reasonably required for the review of the Closing Date Balance Sheet.

3.4.2	Review by the Sellers

a)
The Sellers shall be entitled to review the Closing Date Statement within a period of twenty (20) Business Days after the receipt from the Purchaser (Review Period). The review of the Closing Date Statement shall be limited to the compliance of the Closing Date Statement with this Agreement and, in particular, the provisions of clause 3.4.1. The Sellers shall notify to the Purchaser in writing any objection they may have against the Closing Date Statement, specifying the relevant items, the reasons for their objections and the amounts in dispute in reasonable detail (Objection Statement).

b)
If and to the extent the Sellers do not submit an Objection Statement in accordance with lit. a) above, the Sellers shall be deemed to have agreed to the positions set forth in the Closing Date Statement and the Closing Date Statement shall become final and binding on such positions upon the Parties upon expiry of the Review Period.

3.4.3	Expert Proceeding

a)	If and to the extent the Sellers have submitted an Objection Statement in accordance with clause 3.4.2, the Parties shall discuss the disputed items in order to reach an agreement.

b)
If and to the extent the Sellers and the Purchaser cannot settle the disagreement within twenty (20) Business Days after the Purchaser has received the Objection Statement, the Sellers or the Purchaser may present the matter to a neutral auditor (Neutral Auditor) who is a partner of PwC, Deloitte, KPMG or BDO and must be in sufficient command of the English language (such firm the Neutral Auditor Firm), which firm shall be jointly designated by the Sellers and the Purchaser. If the Sellers and the Purchaser cannot agree on the Neutral Auditor Firm within fifteen (15) Business Days after the respective request for such designation, the Neutral Auditor Firm and the Neutral Auditor shall be appointed by the Chairman of the Board of German Institute of Public Accountants (Vorsitzer des Vorstandes des Institut der Wirtschaftsprüfer in Deutschland e. V.) at the request of the Sellers or the Purchaser after consideration of the proposals and comments by the Sellers and the Purchaser; the Neutral Auditor to be appointed must satisfy the following criteria: (i) The Neutral Auditor must have fifteen (15) years of professional experience in the area of audit services; (ii) the Neutral Auditor must have been a partner of the Neutral Auditor Firm for a period of at least five (5) years; and (iii) the Neutral Auditor must confirm that he and his firm are not conflicted from accepting the assignment and have the necessary resources to perform the required services in a timely manner. If and to the extent the Parties have not reached an agreement pursuant to lit. a) and neither Party requests that the matter in dispute is to be decided by the Neutral Expert in accordance with and within the time limit set forth in sentence 1, clause 3.4.2 b) shall apply mutatis mutandis.

c)
The Sellers and the Purchaser shall jointly instruct the Neutral Auditor Firm to decide the issues in dispute in accordance with the provisions of this clause 3.4.3. To that end, the Sellers and the Purchaser agree to use commercially reasonable efforts to formalize the engagement of the Neutral Auditor Firm as promptly as practicable. The Parties in particular agree to execute, if requested by the Neutral Auditor Firm, an engagement letter with the Neutral Auditor Firm reflecting the terms of this Agreement and otherwise containing reasonable terms.

d)
Unless instructed otherwise by the Sellers and the Purchaser jointly, the Neutral Auditor shall limit his decisions to the issues in dispute, but shall on the basis of such decisions and the undisputed parts of the Closing Date Statement determine the definitive content of the Closing Date Statement and in particular the definitive amount of the Purchase Price. In respect of the issues in dispute the decisions of the Neutral Auditor shall be limited to, and may not fall beyond or outside, the positions taken by the Sellers and the Purchaser. To the extent necessary for the decisions, the Neutral Auditor shall also be entitled to decide on the interpretation of this Agreement, but not upon legal issues (unless such legal issues specifically pertain to the applicable accounting and valuation standards and principles). The Neutral Auditor shall act as an expert (Schiedsgutachter) and not as an arbitrator (Schiedsrichter).

e)	Before making the decision, the Neutral Auditor shall grant the Sellers and the Purchaser the opportunity to present their positions in writing.

f)
The Neutral Auditor shall use best efforts to deliver its written opinion with reasons for the decisions as soon as reasonably practical and shall endeavor to do so not later than sixty (60) Business Days after the issues in dispute have been referred to the Neutral Auditor.

g)	Subject to Section 319 BGB, the Neutral Auditor’s decision and the Closing Date Statement as determined by the Neutral Auditor shall be final and binding upon the Parties.

h)	The Neutral Auditor shall decide upon the allocation of its costs and expenses between the Parties by applying the principles of Sections 91 et seqq. German Code of Civil Procedures (ZPO).

3.4.4	Final Closing Date Statement

The Closing Date Statement shall be final and binding on the Parties for the purpose of determining the Purchase Price,

a)	in accordance with clause 3.4.2, if and to the extent the Sellers have not submitted an Objection Statement within the time period set forth therein;

b)	if and to the extent the Sellers and the Purchaser have reached an agreement concerning the disputed items;

c)
in accordance with clause 3.4.3 b), if and to the extent the Parties have not reached an agreement and neither Party requests within the time limit set forth in clause 3.4.3 b) that the matter in dispute shall be decided by the Neutral Auditor; and

d)	in accordance with clause 3.4.3 g), if and to the extent the Neutral Auditor has decided about the unresolved disputed items;

(the so-determined final and binding Closing Date Statement is referred to herein as Final Closing Date Statement).

3.4.5	Adjustment Amount

If, on the basis of the Final Closing Date Statement, the Purchase Price deviates from the Preliminary Purchase Price, the following shall apply:

a)	if and to the extent the Purchase Price falls short of the Preliminary Purchase Price:

(i)	if any Disputed Amount remains on the Escrow Account, the Parties shall jointly instruct the Escrow Agent to release the amount from the Disputed Amount to the Purchaser; and

(ii)
if, taking into account the initially deposited Disputed Amount, any difference by which the Purchase Price falls short of the Preliminary Purchase Price remains, the Sellers shall pay to the Purchaser an amount equal to such difference; or

b)	if and to the extent the Purchase Price exceeds the Preliminary Purchase Price:

(i)
if any Disputed Amount remains on the Escrow Account, the Parties shall jointly instruct the Escrow Agent to release (i) an amount equal to the portion of the Disputed Amount by which the Purchase Price exceeds the Preliminary Purchase Price to the Sellers and (ii) an amount equal to the remaining portion of the amount equal to the Disputed Amount, if any, to the Purchaser; and

(ii)
if, taking into account the initially deposited Disputed Amount, any difference by which the Purchase Price exceeds the Preliminary Purchase Price remains, the Purchaser shall pay to the Sellers an amount equal to such difference

(any such amount, the Adjustment Amount).

The Adjustment Amount payable by the Sellers or the Purchaser pursuant to lit. a) respectively b) shall become due on the fifth (5th) Business Day after the Closing Date Statement has become final and binding on the Parties.

3.5	Escrow Amount

Seven percent (7%) of the Preliminary Purchase Price (the Escrow Amount) shall not be paid to the Sellers at the Closing, but to an escrow account by the acting notary designated by the notary to Purchaser prior to the Scheduled Closing Date (the Escrow Account). The funds in the Escrow Account shall serve as collateral for the Purchaser with respect to any claims of the Purchaser against the Sellers arising out of or in connection with this Agreement. The Purchaser shall have the right to use any amounts in the Escrow Account to satisfy any of its claims under or in connection with this Agreements against the Sellers. The Escrow Amount shall be released in accordance with, and subject to the conditions and limitations of, clause 13 and the Escrow Agreement.

3.6	Earn-out

3.6.1	Earn-out Payment

In addition to the Purchase Price, the Purchaser shall pay to the Sellers an additional earn-out consideration of EUR 8,500,000 (in words: eight million five hundred thousand euros) in cash (Earn-out Payment) if all conditions and thresholds as provided in clause 3.6.2 are met. The thresholds shall be calculated

a)
with respect to clause 3.6.2a) and b), based on the Group Companies' pro-forma consolidated financial statements for the calendar year 2021, which in turn shall be based on and consolidate (i) the Company's audited financial statements for the calendar year 2021 and (ii) the financial statements of all Subsidiaries for the calendar year 2021 (Earn-out Financial Statements Part 1), and

b)
with respect to clause 3.6.2c), based on the Group Companies' pro-forma consolidated interim financial statements as per 30 June 2022, which in turn shall be based on and consolidate (i) the Company's interim financial statements as per 30 June 2022 and (ii) the interim financial statements of all Subsidiaries as per 30 June 2022 (Earn-out Financial Statements Part 2; Earn-out Financial Statements Parts 1 and 2 together Earn-out Financial Statements),

The relevant financial statements as well as their consolidation shall be established as set forth in clause 3.4.1b) and, in particular, by applying the Accounting Principles. However,

a)	(-------) under clause 12.2, or

b)
intragroup fees or charges paid or owed (for the period until 31 December 2021) by any Group Company to any Affiliate of the Purchaser (excluding the Group Companies) if and to the extent such intragroup fees or charges exceed (i) any existing intragroup fees or charges and/or (ii) any fees or costs for external services received by Group Companies in the past and which are substituted by services rendered or contracted by the Purchaser or Affiliates of the Purchaser, shall be disregarded when calculating the EBITDA for the purpose of computing the Earn-out Financial Statements. Further, in case the Group Companies become subject to an intra-group (i.e. with Purchaser’s group) merger or a de-merger or transfer a substantial part of their assets or business activities to the Purchaser or an Affiliate of the Purchaser in the period until 30 June 2022, the Purchaser undertakes to keep a separate bookkeeping for the Group Companies and any negative effects from such measures on the EBITDA and the revenues shall be disregarded for the purpose of computing the Earn-out Financial Statement.

Seven percent (7%) of the Earn-out Payment shall not be paid to the Sellers, but will be paid into the Escrow Account. It shall be released in accordance with, and subject to the conditions and limitations of, clause 13 and the Escrow Agreement.

3.6.2	Conditions for the Earn-out Payment

The Earn-out Payment is subject to achievement of all of the following conditions and thresholds:

a)	The Group's consolidated revenues for calendar year 2021 amount to (-------) or more; and

b)	The Group's EBITDA (as defined in Schedule 3.6.2b)) constitutes more than 19% of such calendar year 2021 revenues; and

c)	The Group's consolidated revenues for the first half of calendar year 2022 amount to (-------) or more.

For the avoidance of doubt, partial completion of any of the thresholds set forth above in lit. a) through lit. c) shall not entitle the Sellers to any part of the Earn-out Payment.

3.6.3	Review by the Sellers, Expert Proceedings

Clauses 3.4.2, 3.4.3 and 3.4.4 shall apply mutatis mutandis. However, the Purchaser shall provide the Sellers with the Earn-out Financial Statements by 31 August 2022. The Sellers shall then have twenty (20) Business Days to review both the Earn-out Financial Statements after receipt from the Purchaser.

3.7	Allocation of the Purchase Price and Total Purchase Price

The Purchase Price and the Total Purchase Price shall be allocated between the Sellers as per the principles set forth under Schedule 3.7.

3.8	Payment Terms

3.8.1
Payments by the Purchaser to the Sellers based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Purchaser in USD via bank transfer to be credited on the same day, free of charges and fees, with same day value to the account of MLL Meyerlustenberger Lachenal Froriep AG (Paying Agent's Account) as specified in Schedule 3.8 with debt discharging effect (mit schuldbefreiender Wirkung) towards each of the Sellers. Payments by the Purchaser shall be deemed to have been timely made only upon the irrevocable and unconditional crediting of the amount payable to the Paying Agent's Account or the Escrow Account, as the case may be, on the relevant date with a value date (Wertstellungsdatum) as of the same date.

3.8.2
Any payment under in connection with this Agreement, although expressed in euros in this Agreement, shall be paid in the equivalent amount of United States Dollars. The respective amount shall be converted into United States Dollars at a fixed exchange rate of USD 1.19 per 1 euro (the Exchange Rate).

3.9	No Set-Off

The Purchaser’s right to set-off against and/or to withhold the payment of the Preliminary Purchase Price, the Earn-out Payment or the Adjustment Amount due to the Sellers, as well as the Sellers' right to set-off against and/or to withhold the payment of any Adjustment Amount due to the Purchaser, are hereby expressly waived and excluded except for claims which have been accepted by the other Party in writing or have been awarded to the respective Party by a court (including arbitral tribunal) without further recourse (rechtskräftig).

3.10	Value Added Tax

The Parties commonly understand that all transactions contemplated under this Agreement including the sale and assignment of the Shares are either not subject to or exempt from value-added tax (or comparable foreign tax) (VAT). The Sellers herewith undertake not to waive the VAT exemption pursuant to Section 9 German VAT Act (Umsatzsteuergesetz) (or comparable foreign tax) (VAT Option Right) and exercise any right the Sellers might have to ensure the transactions contemplated in this Agreement are not subject to VAT or exempt from VAT. Accordingly, the Sellers will not issue an invoice and this Agreement is not an invoice in the meaning of Sections 14 et seqq. German VAT Act. In the event that, against the common understanding of the Parties, VAT should arise without the Sellers exercising any VAT Option Right, such VAT shall increase the Purchase Price and, if applicable, the Earn out Payment, to the extent the Purchaser is entitled to a corresponding input VAT refund and the Purchaser shall pay such VAT to the Sellers after receipt of a proper invoice by the Purchaser from the Sellers.

4	Commercial effect

The sale of the Shares and the rights associated therewith shall have economic effect as of the Closing Date.

5	Cooperation and Conduct of Business until Closing

5.1	Conduct in ordinary course

From the Signing Date until the Closing Date, and except for transactions contemplated by this Agreement, the Sellers shall procure (stehen dafür ein) that the Group Companies conduct their business operations until the Closing Date, in all material respects, only in the ordinary course of business as presently conducted and consistent with past practice, unless the Purchaser has consented to the specific measure or activity in writing.

5.2	Specific measures and activities outside ordinary course

Without prejudice to the generality of clause 5.1, the Sellers shall in particular procure (stehen dafür ein) that the Group Companies do not take any of the following measures or activities unless the Purchaser has consented to the specific measure or activity in writing or not objected to it by the end of the fifth (5th) Business Days after having received a respective request from the Sellers via e-mail to Dror David: (-------) with a copy to Leeat Peleg: (-------):

a)	Sale, purchase, transfer or acquisition of any shares or any other equity interests in companies, including the Subsidiaries;

b)	Disposal of, in whole or in material parts, the business operations of the Group Companies;

c)	Opening of new divisions, branches of business or regional offices, or closure of existing divisions and/or permanent establishments;

d)
Entering into or amending of any loan agreements or any other agreement resulting in financial debt exceeding a principal amount of EUR 100,000 (in words: hundred thousand euros) in the individual case;

e)	Making of any capital expenditures in excess of EUR 200,000 (in words: two hundred thousand euros) in the individual case;

f)	Sale, purchase or encumbrance of any real property or rights similar to real property (grundstücksgleiche Rechte);

g)	Entering into, termination or amendment of Material Agreements other than in the ordinary course of business;

h)
Assignment or transfer for security purposes, pledge, encumbering or otherwise burden tangible and intangible fixed assets (Gegenstände des Anlagevermögens) – whether to be shown in the balance sheet or not – in each case except (i) in the fulfilment of respective obligations entered into before the Signing Date and or (ii) in the ordinary course of business and consistent with past practice;

i)
Entering into, assumption of, indemnification from, any guarantee, indemnity or other agreement to secure any obligation of a third party or creation of any encumbrance over any assets – in each case except (i) in the fulfilment of respective obligations entered into before the Signing Date and or (ii) in the ordinary course of business and consistent with past practice;

j)	Entering into, amending or termination of any agreement with a labor union or collective bargaining agreement;

k)
Entering into any agreement or transaction with any Sellers or any affiliate in the meaning of Sections 15 et seqq. German Stock Corporation Act (Aktiengesetz - AktG) (Affiliate) or related person in the meaning of Section 138 German Insolvency Code (Insolvenzordnung) of a Seller (Related Person);

l)
(i) Making, changing or rescinding any Tax election; (ii) amending any Tax return, except as required by applicable law, (iii) changing any method of accounting for Tax purposes, (iv) change any annual Tax accounting period or (v) entering into a contractual obligation or request any binding ruling in respect of Taxes with any Governmental Authority;

m)
Entering into, amending or terminating any employment, service or consultancy contracts providing for an annual gross base salary or remuneration (excluding bonus payments) exceeding EUR 80,000 (in words: eighty-thousand euros) in the individual case.

5.3	Corporate measures outside ordinary course

The Sellers shall not take any of the following corporate measures in relation to the Company between the Signing Date and the Closing Date and procure that none of the corporate measures in relation to the Subsidiaries are taken between the Signing Date and the Closing Date, in each case unless the Purchaser has consented to the specific corporate measure in writing:

a)	Sell, purchase, transfer, encumber or otherwise dispose of any shares;

b)	Resolution of any change in the articles of association or any other material shareholder resolution, including with respect to a reorganization, dissolution or liquidation;

c)	Creation or issuance of any shares (including any options, warrants or conversion rights with respect to such shares);

d)	Repurchase or redemption (Einziehung) of any shares;

e)	Enter into company agreements within the meaning of Sections 291 et seqq. of the German Stock Corporation Act (AktG) or similar agreements;

f)	Appointment or dismissal of managing directors (Geschäftsführer), except for dismissal for cause (aus wichtigem Grund).

5.4	General cooperation between the Parties

The Parties shall use their respective best efforts and exchange the necessary information to ensure that the Closing Conditions shall be met as soon as possible after the Signing Date.

6	Closing Conditions; Long Stop Date

6.1	Closing Conditions

The obligations of the Parties to take the Closing Actions (Closing) pursuant to clause 7 shall be subject to the fulfillment or waiver of the following conditions precedent (aufschiebende Bedingungen) pursuant to Section 158 (1) BGB (Closing Conditions):

a)
The Purchaser has received a compliance certificate pursuant to Section 58 (1) German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung, AWV) or, to the extent applicable, an approval (Freigabe) pursuant to Section 58a (1) AWV or another binding decision of the German Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie, BMWi) confirming that the transactions contemplated in this Agreement do not raise concerns with respect to the public order or security of the Federal Republic of Germany, another European Union member state or with regard to projects or programs of union interest (the German FDI Clearance Certificate), or (ii) a German FDI Clearance Certificate is deemed to have been issued pursuant to Section 58 (2) or Section 58a (2) AWV or restrictions (Beschränkungen) and obligations (Handlungspflichten) cannot be imposed anymore due to the expiry of the time periods set out in Section 14a German Foreign Trade and Payments Act (Außenwirtschaftsgesetz - AWG), in each case because the relevant time periods have expired without the BMWi initiating a formal foreign investment control review or imposing restrictions or obligations, or (iii) the BMWi has, within the time period set out in Section 14a AWG, issued binding orders (Anordnungen) or any other restrictions or obligations in relation to the transactions contemplated in this Agreement without prohibiting them and Purchaser has agreed, without being obliged to, to accept such orders, restrictions or obligations in writing and after having consulted the Sellers (Clearance).

b)
No Material Adverse Change has occurred. Material Adverse Change shall mean an event or series of events which are negatively affecting the Group Companies, taken as a whole, and lead to damages (including, for the avoidance of doubt, costs and losses) of at least EUR 5,000,000 (in words: five million euros), such as a major industrial accident on their premises, but excluding events arising out of, resulting from, or attributable to, the Covid-19 pandemic, changes in general economic conditions, changes in conditions in the financial markets, credit markets or capital markets, general changes in conditions in the industries in which the Group Companies conduct business, changes in regulatory, legislative or political conditions, any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, changes or proposed changes in any GAAP applicable to any Group Company; provided that the above carve-outs shall be taken into account to assess if a Material Adverse Change occurred, if and to the extent the Group Companies, taken as a whole, are specifically and directly affected by such events.

c)
No Governmental Authority or other Person has commenced any legal action in front of any competent court, arbitration tribunal or Governmental Authority seeking to prohibit or limit the exercise of any material right pertaining to the ownership by the Purchaser of the Shares or by the Company of the shares in the Subsidiaries and no respective order or decision issued by any competent court, arbitration tribunal or Governmental Authority shall be in effect.

6.2	Cooperation with respect to FDI filing

a)
The Purchaser has, before the Signing Date, proceeded to any filings, requests or notifications required to obtain the Clearance (together FDI Requests) with the competent Governmental Authorities. The Parties shall cooperate to answer any questions from, and to provide any further documents and information which need to be provided to, the competent Governmental Authorities regarding the FDI Requests.

b)
In particular, the Sellers shall and shall procure that the Group Companies cooperate with the Purchaser for the purpose of the Clearance by providing the relevant information concerning the Group Companies as may be requested by the BMWi and/or as reasonably requested by Purchaser.

6.3	Notification with respect to fulfilment or definitive failure of any Closing Condition

The Parties shall notify each other of the fulfillment or the definitive failure (endgültiger Nichteintritt) of any Closing Condition without undue delay (unverzüglich) after obtaining knowledge thereof, and shall include in such notifications all relevant evidencing documents.

6.4	Waiver of Closing Conditions

The Closing Conditions may be waived by the Purchaser only. Any waiver of a Closing Condition may be made in full or in part. The effect of a waiver of a Closing Condition shall be limited to eliminating the need that such Closing Condition be fulfilled and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Condition not having been fulfilled.

6.5	Long Stop Date

The Sellers, acting through the Representative, and the Purchaser shall, until Closing has occurred, be entitled to withdraw from (zurücktreten) this Agreement by written notice, if (i) the Closing Conditions can no longer be fulfilled and are not duly waived or (ii) if the closing condition in clause 6.1 a) is not fulfilled or duly waived until 28 February 2022 (Long Stop Date). However, if the Closing Condition provided in clause 6.1 a) is not fulfilled until ten (10) Business Days before the Long Stop Date, the Representative, or the Purchaser shall have the right to postpone the Long Stop Date by a maximum of two (2) months by written notice to the other Party/Parties.

The Sellers, acting through the Representative, on the one side and Purchaser on the other side shall also, until Closing has occurred, be entitled to withdraw from (zurücktreten) this Agreement (each a Withdrawing Party) by written notice to the respective other Party if the respective other Party (i.e. the Purchasers in case of the Sellers and one of the Sellers in case of the Purchaser) has not fulfilled all of the Closing Action(s) (as defined below) in breach (schuldhafte Pflichtverletzung) of the terms and conditions of this Agreement, provided that the Withdrawing Party is at the same time not in breach of its obligations under this Agreement to fulfil its Closing Action(s), and such breach by the respective other Party has not been remedied within ten (10) Business Days after having been notified by the Withdrawing Party in writing of such breach.

6.6	Withdrawal

In the event of a withdrawal (Rücktritt) of a Party, none of the Parties shall have any obligation or incur any liability towards any of the other Parties provided that (i) the obligation of a Party to pay damages for willful or gross negligent breach (schuldhafte Pflichtverletzung) of this Agreement prior to the date of withdrawal, if any, and (ii) the provisions in clauses 19 and 21 below shall in each case survive and remain in full force and effect.

7	Closing

7.1	Scheduled Closing Date

Provided that the Closing Condition provided in clause 6.1 a) has been fulfilled or duly waived (i) prior to 31 December 2021, the Closing shall occur on the 3 January 2022; or (ii) after 31 December 2021, the Closing shall occur at such date as the Parties have agreed upon, but in no case later than fifteen (15) Business Days after the day on which the aforementioned Closing Condition has been fulfilled or duly waived, at the offices of Gleiss Lutz, Dreischeibenhaus 1, 40211 Düsseldorf, Germany, at 10:00 a.m. local time provided that the Closing Conditions provided in clause 6.1 b) to c) are still fulfilled or duly waived at such date. The date on which the Closing is scheduled to occur according to the foregoing sentence shall be referred to as the Scheduled Closing Date.

7.2	Closing Actions

On the Scheduled Closing Date, the Parties shall take or, if applicable, cause to be taken, concurrently (Zug um Zug) the following actions (Closing Actions):

a)	Purchaser shall pay the Preliminary Purchase Price to the Paying Agent’s Account, as evidenced by a confirmation from the Paying Agent's bank.

b)	The Parties shall execute the Escrow Agreement substantially in the form attached hereto as Schedule 7.2b) duly signed by the escrow agent appointed by the Parties (Escrow Agent).

c)	Purchaser shall pay the Escrow Amount to the Escrow Agent, as evidenced by a confirmation from the Escrow Agent's bank.

d)
Each Seller shall deliver to the Purchaser a confirmation substantially in the form set out in Schedule 7.2d) confirming that (i) there are no payment obligations of any Group Company to such Seller due and unpaid and (ii) that such Seller has no claims against any Group Company, subject to employment or consultancy agreements in force on the Closing Date.

e)
Seller 6 or the Representative shall, on behalf of all Sellers, deliver a written confirmation that no Material Adverse Change has occurred until the Scheduled Closing Date, substantially in the form set out in Schedule 7.2e).

7.3	Waiver of Closing Actions

The Closing Actions in clauses 7.2d) to 7.2e) may be waived by the Purchaser. The other Closing Actions may only be waived by mutual agreement of the Parties, such agreement to be made in writing. Any waiver of a Closing Action may be made in full or in part. The effect of a waiver of a Closing Action shall be limited to eliminating the need that such Closing Action be taken at the Closing and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Action not having been taken at the Closing.

7.4	Closing Memorandum

Immediately after all Closing Actions have been duly taken or waived, the Parties shall confirm in a written document jointly executed by the Parties and substantially in the form as attached hereto as Schedule 7.4 (Closing Memorandum) that (i) the Closing Conditions have been duly fulfilled or waived, (ii) the Closing Actions have been duly taken or waived, and, therefore, (iii) the Closing has occurred. Immediately upon execution of the Closing Memorandum, the Sellers or the Purchaser shall provide the acting notary with a written copy thereof. Upon receipt of the copy of the Closing Memorandum, the acting notary shall submit a revised shareholder list (Gesellschafterliste) for the Company which reflects the transfer of all of the Shares to the Purchaser to the commercial register together with the certification (Bescheinigung) pursuant to Section 40 (2) sentence 2 German Limited Liability Companies Act (GmbHG).

7.5	Closing Date

The day on which all Closing Actions have been duly taken or waived is herein referred to as the Closing Date.

8	Sellers Guarantees

8.1	Form and Scope of Sellers Guarantees

The Sellers hereby, with respect to the Sellers Guarantees in clause 8.1.1b) and c), which are only given by each Seller in relation to himself/herself and the Shares held by such Sellers in the Company, and with respect to all other Sellers Guarantees as several debtors (Teilschuldner – pro rata to their holding of Shares) guarantee to the Purchaser, by way of independent promises of guarantee (selbständige Garantieversprechen) within the meaning of Section 311 (1) BGB and subject to the requirements and limitations provided in this Agreement, that the following statements are correct and complete as of the Signing Date and also as of the Closing Date, unless it is specifically provided that a statement is made as of a different or additional date or dates, in which case such Sellers Guarantee shall be correct as of such different or additional date or dates. The Sellers and the Purchaser agree and explicitly confirm that the guarantees in clause 8.1 (Sellers Guarantees) shall not be qualified or construed as quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Sections 443, 444 BGB or agreements on quality (Beschaffenheitsvereinbarungen) within the meaning of Section 434 (1) sentence 1 BGB, and that Section 444 BGB shall not and does not apply to the Sellers Guarantees.

8.1.1	Corporate Status and Authority of the Sellers

a)
The statements in clause 1 regarding the Group and the Group Companies are correct and complete. The Group Companies have been duly established and validly exist under their laws of incorporation. Schedule 8.1.1 a) contains correct and complete copies of the articles of association of the Group Companies. The Group Companies have all requisite (corporate or other) power and authority to conduct their business as currently conducted. No Group Company holds any interest in any company or entity other than provided in clause 1.

b)
The Group Company Shares were validly issued, the contributions (Einlagen) thereon have been paid in full, either in cash or in kind, and were not repaid, neither in full nor in part, or otherwise returned and (there are no obligations to make further contributions regarding the Group Company Shares and/or the Group Companies (keine Nachschusspflichten). The Group Company Shares are free and clear of any encumbrances or other third party rights. There are no pending assignments, enterprise agreements (Unternehmensverträge), trust arrangements (Treuhandverträgen), silent partnership agreements (stillen Beteiligungen), subparticipations (Unterbeteiligungen), rights of first refusal, pre-emptive rights, option, voting arrangements or other rights of third parties to acquire any of the Group Company Shares, and there are no agreements or commitments obligating any Seller or the Company (with respect to the shares in the Subsidiaries) to create any of the aforementioned rights, in each case except under statutory law or under the articles of association.

c)
The Sellers are entitled without restriction to dispose of the Shares without thereby infringing the rights of a third party. This Agreement has been duly executed by the Sellers and constitutes legal, valid, and binding obligations of the Sellers, enforceable against the Sellers in accordance with its terms. The Sellers are fully authorized to execute this Agreement and to perform their obligations hereunder. Subject to the Clearance being obtained, (i) no Seller requires an approval or consent or waiver from any Governmental Authority to enter into this Agreement and to consummate the Transaction, (ii) the execution and consummation of this Agreement by the Sellers and the performance of the Transaction do not violate any judicial or governmental order (gerichtliche oder behördliche Verfügung) by which any Seller is bound. There are no proceedings or investigations pending or, to the Sellers’ Knowledge, threatened against any Seller which seek to prevent or materially delay the consummation of the Transaction. Governmental Authority means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity, and any court or other tribunal), or (iv) entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities.

d)
No Seller or Group Company is required under the applicable law to take any action as a result of being illiquid (zahlungsunfähig), nor to the Sellers' Knowledge threatened by illiquidity (drohend zahlungsunfähig) or overindebted (überschuldet). No insolvency proceedings have been applied for or initiated against any of the Sellers or Group Company. To the Sellers` Knowledge there are no circumstances that would require a petition for the institution of insolvency proceedings, nor are there any circumstances which would justify any actions seeking to void or challenge this Agreement.

8.1.2	Financial Statements

a)
The audited financial statements of the Company and the non-audited financial statements of the Subsidiaries for the fiscal years 2018, 2019 and 2020 (Financial Statements), certified with an unqualified audit opinion, as well as pro-forma consolidated financial statements of the Group for the fiscal years 2019 and 2020 (Pro-Forma Consolidated Financial Statements) are attached as Schedule 8.1.2 a).

b)
The Financial Statements present, considering the principles of proper accounting, a true and fair view of the assets and liabilities, the financial position and the results of business operations (vermitteln unter Beachtung der Grundsätze ordnungsgemäßer Buchführung ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) of the Group Companies.

c)
The Financial Statements for the Company were prepared in accordance with the German generally accepted accounting principles (GoB) (German GAAP). The Financial Statements for the Subsidiaries were prepared in accordance with local GAAP.

d)
The Group Companies have no liabilities of any nature other than (i) those set forth or adequately shown in the Financial Statements and (ii) those incurred in the conduct of the business since the 31 December 2020 in the ordinary course of business consistent with past practice at arms’ length terms. Except for liabilities reflected in the Financial Statements, the Group Companies have no off-balance sheet liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Group Companies under the applicable local GAAP.

e)
The accounts receivable of the Group Companies (the Accounts Receivable) as reflected in the Financial Statements arose in the ordinary course of business and represent bona fide claims against debtors for sales and other charges. Except as disclosed in Schedule 8.1.2 e)-1 the Accounts Receivables as reflected in the Financial Statements have been collected or to the Sellers’ Knowledge are in all material respects collectible in the book amounts, less an amount not in excess of the allowance for doubtful accounts provided for in the Financial Statements. The Accounts Receivable arising after 31 December 2020 and until the Signing Date arose in the ordinary course of business and represent bona fide claims against debtors for sales and other charges. Except as disclosed in Schedule 8.1.2 e)-2 the Accounts Receivables arising after 31 December 2020 until the Signing Date have been collected or to the Sellers’ Knowledge are in all material respects collectible in the book amounts, less allowances for doubtful accounts and warranty returns determined in accordance with relevant local GAAP consistently applied and the Group Companies’ past practice that are or shall be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. To the Sellers` Knowledge and except as disclosed in Schedule 8.1.2 e)-3 no person has any encumbrance on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable.

8.1.3	Other Assets

The Group Companies are the legal and beneficial owner of all fixed assets (Gegenstände des Anlagevermögens) and of all current assets (Gegenstände des Umlaufvermögens) which have been included in the Financial Statements as of 31 December 2020, except for such fixed or current assets (i) which have been disposed of, processed or substituted since the Financial Statements 2020 in the ordinary course of business, or (ii) which are subject to a retention of title (Eigentumsvorbehalt) of a supplier or a similar right in favor of a third party. To the Sellers' Knowledge, the physical assets owned by the Group Companies have in all material respects been properly maintained and are in good working order and repair except for normal wear and tear and are in a condition and quantity sufficient to run the business as currently conducted.

8.1.4	Real Estate

a)
Schedule 8.1.4 a) contains a complete and accurate list of all real estate owned by the Group Companies (Owned Real Estate). To the Sellers` Knowledge the Owned Real Estate is free of any charges and encumbrances as well as rights of third parties of any kind, except as registered in the respective sections of the respective land registers.

b)
Schedule 8.1.4 b) contains a list of all real estate leased-in (gemietet) by the Group Companies that has an annual net rental fee in excess of EUR 25,000 (in words: twenty-five thousand euros) in the individual case (exclusive of any ancillary costs and VAT) (Leased Real Estate).

c)	Each Group Company is the unrestricted legal owner of the Owned Real Estate as set out in Schedule 8.1.4 a) and to the Sellers` Knowledge no Owned Real Estate is

(i)	subject to any encumbrances or other third party rights except as set out in Schedule 8.1.4 a);

(ii)	subject to any priority notices (Vormerkungen), any unregistered or otherwise pending conveyance (Auflassung) or other disposal;

(iii)	subject to any lease.

d)
The Owned Real Estates and the Leased Real Estates, the premises, constructions and fixtures thereon are free of material defects in term of construction or condition, expect for wear and tear due to normal use.

8.1.5	Intellectual Property Rights

a)
Schedule 8.1.5 a) contains a list of all Registered IP Rights owned or co-owned by and registered on behalf of any Group Company (Owned Registered IP) and a list of all technical Know-How owned or co-owned by any Group Company which is material for the conduct of the business (Business Know-How), together with the Owned Registered IP, the Owned IP Rights)), specifying as to each Owned IP Right: (x) the type, nature and subject matter of such Owned IP Right, (y) the legal and commercial owner(s) of such Owned IP Right, and (z) if applicable, the jurisdictions in which such Owned IP Right has been registered, or in which an application for such issuance or registration has been filed, and the registration or application numbers (as the case may be). IP Rights means any patents, utility models (Gebrauchsmuster), registered designs (eingetragene Designs), other design rights or design patents (whether registered or not), trademarks, trade names, service marks, copyrights, internet domains and applications for any of the foregoing rights and renewals of such rights, rights in unpatented technical and other Know-How (whether patentable or not), any other intellectual or industrial property rights of any nature whatsoever in any part of the world, whether registered or unregistered. For the purpose of this definition, Know-How shall include any invention, discovery, development, data, information, process, method, technique, trade secret, composition of matter, formulation, article of manufacture or other know-how, and any physical (including electronic) embodiments of any of the foregoing, in each case unless part of the public domain. Registered IP Rights means all IP Rights which are registered in an appropriate register anywhere in the world, including applications for such registrations (such as, for example, registered patents and patent applications).

b)
The Group Companies are the full and unrestricted owners of the Owned IP Rights and these rights are not subject to any pledges or other security rights of any third party. No Group Company has granted an exclusive license with respect to any IP Rights to any third party (other than to any other Group Company).

c)
To the Sellers’ Knowledge, except as set out in Schedule 8.1.5 c), the IP Rights are not subject to any pending judicial or regulatory proceedings in which the validity of the IP Rights is being challenged and which could adversely affect the business operations of any of the Group Companies. To the Sellers' Knowledge, all fees necessary to maintain, protect and enforce the Owned Registered IP have been paid, all necessary applications for renewal have been filed.

d)
To the Sellers' Knowledge, there is no infringement, misuse, or other violation by any third party of any IP Rights, and no Group Company has made any claim, whether for infringement, damages or otherwise, against any third party regarding the use of IP Rights. No Group Company infringes any third party's rights in IP Rights. There has been no, and there are no litigation, opposition, cancellation or revocation proceedings, challenge, claims or actions pending or, threatened in writing against any Group Company relating to IP Rights of any third party which relates to the operation of the business of the Group Companies as formerly or currently conducted. To the Sellers` Knowledge no opposition, cancellation or revocation proceedings are pending against any Group Company with regard to any Owned Registered IP. No third party has challenged any Owned IP Right in writing towards the Company.

e)
No Group Company has granted, and is not obliged to grant, any licence, assignment or, to the Sellers' Knowledge, other right in respect of any IP Rights, and to the Sellers` Knowledge is not obliged to disclose any IP Rights to any person.

f)
The Group Companies have obtained exclusive, sublicensable, transferrable, worldwide, perpetual and unrestricted rights of use and exploitation with respect to the software listed and with a scope as disclosed in Schedule 8.1.5 f) (Software) from its (current and former) shareholders, directors, employees, freelancers, service providers, contractors or any other third parties, to the extent that the foregoing persons were involved in the development of the Software. The preceding sentence does not apply to Open Source Software (as defined below), and legally mandatory rights, which remain with the above persons due to mandatory law. To Sellers' Knowledge, the Software does not contain any third-party components, except for Open Source Software. Open Source Software means any software – including its source code – which is freely available to the public under license conditions which permit any person to use, copy, study, improve, modify or change such software – in modified or unmodified form. To the Sellers' Knowledge, the Software does not contain any Open Source Software components in a way that the current use of the Software would (a) impose a requirement or condition that the Software or any proprietary portion thereof be (i) disclosed, distributed, or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no charge; or (b) otherwise impose any other material limitation, restriction, or condition on the right or ability of the Group Companies to use the Software.

g)	Schedule 8.1.5 g) contains a complete list of individuals that would qualify as employee inventors under German law.

8.1.6	Information Technology

a)
Each Group Company either owns or holds valid leases and/or licenses to all computer hardware, software, networks and other information technology (collectively Information Technology) which is used by or necessary for the respective Group Company to conduct its business.

b)
During the last thirty-six (36) months prior to the Signing Date, there have been no material interruptions, data losses, malfunctions or similar incidents attributable to the Information Technology owned or used by such Group Company. To the Sellers` Knowledge the Information Technology is in usable condition and no material service or maintenance work outside the ordinary course of business is required.

8.1.7	Material Agreements

a)
Schedule 8.1.7 a) contains a list of all material agreements between a Group Company and a third party (i.e., intra-group agreements shall not qualify as Material Agreements) which have not been completely fulfilled (the Material Agreements):

(i)	agreements relating to the acquisition or sale of shares or interests in other companies or any business (Betrieb) or parts thereof (Betriebsteil);

(ii)
joint venture agreements, cooperation agreements, partnership agreements or similar agreements that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(iii)
loan agreements, bonds, notes or any other instruments of debt with any Group Company as borrower or lender, in each case with outstanding amount (including interest accrued) in excess of EUR 100,000 (in words: one hundred thousand euros);

(iv)
guarantees, suretyships (Bürgschaften), indemnities, letters of comfort (Patronatserklärungen), performance or warranty bonds or similar instruments (x) issued by any of the Group Companies or (y) issued by any third party securing to any liability of any Group Company;

(v)
any service, purchase or other agreements (not including purchase orders) with any customer or supplier providing for payments (whether fixed, contingent or otherwise) by or to any of the Group Companies in an aggregate annual amount of EUR 100,000 (in words: one hundred thousand euros);

(vi)
rental and lease agreements relating to assets or real estate with a Group Company as lessor or lessee which provide for annual rental payments (without ancillary costs) in excess of EUR 50,000 (in words: fifty thousand euros)) per annum in the individual case and which cannot be terminated within twelve (12) months; and

(vii)
other long-term agreements (Dauerschuldverhältnisse) which cannot be terminated within twelve (12) months and provide for obligations of a Group Company in excess of EUR 100,000 (in words: one hundred thousand euros) per annum in the individual case.

(viii)
any contract (i) relating to an indemnity of any managing director (Geschäftsführer) of the Group Companies, (ii) relating to the engagement by any of the Group Companies of any consultant or contractor or any other type of contract with any of its consultants that is not terminable within three (3) months as of the Signing Date by the Group Companies without cost or other liability and having total future annual payment commitments of EUR 25,000 (in words: twenty five thousand euros) or more, (iii) requiring any of the Group Companies to make a payment to any current or former managing director (Geschäftsführer), employee, consultant or contractor on account of the purchase of the Shares.

(ix)	any contract between any of the Group Companies and their managing directors (Geschäftsführer) or shareholders or any of their Affiliates or a Related Person.

(x)
any contract pursuant to which any of the Group Companies has (i) acquired a business or entity, or assets of a business or entity, or (ii) disposed of any material assets or properties, in each case whether by way of merger, purchase of stock, purchase of assets or otherwise; or

(xi)
any contract under which a Group Company’s entering into this Agreement or the consummation of the transactions under this Agreement shall give rise to, or trigger the application of, any rights of any third party or any obligations of any of the Group Companies that would come into effect upon the consummation of the transactions under this Agreement.

b)
Except as disclosed in Schedule 8.1.7 b), no Material Agreement will terminate solely as a result of the execution or performance of this Agreement or the Transaction (change of control) and no party to any Material Agreement (other than the Group Companies) is entitled to terminate or materially amend any Material Agreement solely as a result of the execution or performance of this Agreement or the Transaction (change of control). Each of the Material Agreements is in full force and effect. To the Sellers’ Knowledge, there exists no material default or event of default or event, occurrence, condition or act, with respect to the Group Companies. In the last thirty-six (36) months prior to the Signing Date, the Group Companies have not received any written notice regarding any actual material breach or default under, or intention to cancel or modify, any Material Agreement.

c)
Schedule 8.1.7 c) sets forth the customers with which the Group Companies generated sales in the financial year ended on 31 December 2020 of no less than EUR 500,000 (in words: five hundred thousand euros) (the Key Customers).

d)
Schedule 8.1.7 d) correctly and completely lists all countries for which the Group Companies use external distribution persons (i.e. agents, dealers, distributors, etc.), including the name of the respective distribution person, the territory and information on exclusivity arrangements, if any.

8.1.8	Arrangements with Sellers or Sellers' Affiliates

a)
There are no services necessary for the conduct of the business in the ordinary course as presently conducted which have been provided by a Seller or any of its Affiliates to any Group Company, other than as set out in Schedule 8.1.8.

b)
No Group Company is under any obligation to make any payments of any kind, including, but not limited to, management charges, to any Seller or its Affiliates or any Related Person, save for payments under agreements or arrangements made on an arm's length basis and identified in Schedule 8.1.8.

c)	There are no agreements or arrangements between any Group Company (on the one hand) and Sellers or their Affiliates (on the other hand), other than as set out in Schedule 8.1.8.

d)
None of the Group Companies has granted an indemnification and/or hold harmless to the Sellers for claims based on the respective Seller’s capacity as shareholder, managing director or employee of the Group Companies.

8.1.9	Employment Matters

a)
Schedule 8.1.9 a)-1 contains for each Group Company an anonymized list all of employees (Arbeitnehmer) as well as managing directors and officers employed by the respective Group Company as of 31 October 2021 on the basis of full time equivalents (FTEs), setting out the start date of the relevant employment or service agreement, the position of the relevant employee, the fixed term (if any), the annual gross base salary (including bonus payments at target), part-time status, special protection from dismissal and old age part time agreement (Altersteilzeitvertrag). Schedule 8.1.9 a)-2 contains an anonymized list of all temporary employees (Leiharbeitnehmer) currently deployed by the Group Companies, setting forth the department, provider, fees and services rendered. Schedule 8.1.9 a)-3 contains an anonymized list of all freelancers who are currently active for the Group Companies, setting out the monthly fees and service rendered. There are no and have not been in the last five (5) years prior to the Signing Date temporary employees (Leiharbeitnehmer) or freelancers carrying out research and development in any of the Group Companies. All temporary employees (Leiharbeitnehmer) have been engaged in compliance with the respective labour laws.

b)	Schedule 8.1.9 b) contains the standard employment agreements of the Group Companies.

c)
No Group Company has a works council (Betriebsrat) or similar employee representation body (including a labor union in the United States), and, to the Sellers’ Knowledge, no Group Company is in the process of establishing a works council or similar employee representation body in any of the Group Companies where none exists.

d)	None the Group Companies is bound by any collective bargaining agreements or other material agreements with unions, works councils and similar organizational bodies.

e)
Schedule 8.1.9 e) contains a complete and accurate list of all managing directors and employees of the Group Companies who are entitled to an annual remuneration (gross salary including bonus and further salary components, but excluding social security contributions) in excess of EUR 100,000 (in words: one hundred thousand euros) (all such employees listed in Schedule 8.1.9 e), the Key Employees). To the Sellers` Knowledge and except as set forth in Schedule 8.1.9 e), no Key Employee has given notice of termination of his or her employment. No Key Employee is entitled to (i) receive any payment as a result of the transaction contemplated herein from a Group Company or (ii) terminate his/her employment solely as a result of the transaction contemplated herein (Sonderkündigungsrecht). No Group Company has terminated the employment relationship with any Key Employee and no Key Employee has given written notice of termination.

f)
Until the Signing Date, to and except as set forth in Schedule 8.1.9 f), the Group Companies are and have at all time in the last five (5) years been in compliance in all material aspects with all applicable laws as well as any national, industry or company collective agreement, order or award, employment, pension and social security (including as required by severance deposits and pension funds), employment practices, terms and conditions of employment (including individual employment agreements), wages and hours and workplace safety and fair labor practices. Every person employed or engaged by the Company has current and appropriate permission to work in Germany and to the Sellers' Knowledge, every person employed or engaged by any other Group Companies has current and appropriate permission to work in the country in which he/she is employed.

g)
During the past five (5) years there have not been any legal disputes, strikes, work stoppages, work slowdowns, lockouts or other similar labour activities and no such activities or disputes are pending or, to the Sellers’ Knowledge, threatened against or involve any of the Group Companies.

h)
No employee or consultant engaged in the business is or will be entitled to any compensation, bonus, severance pay or any other benefits or entitlements on account of or resulting from any action taken by any of the Group Companies in connection with any of the transactions contemplated under this Agreement except as set forth in Schedule 8.1.9 h).

i)	Except as set forth in Schedule 8.1.9 i), no Group Company is bound by any contracts or has entered into other forms of commitments regarding pensions (betriebliche Altersversorgung.

j)	No Group Company has implemented or been subject to, at any time, an employee stock option or similar plan, whether with respect to virtual or actual shares.

8.1.10	Insurance Policies

The insurance policies listed in Schedule 8.1.10 are valid and in full force. To the Sellers’ Knowledge all premiums due on the above policies have been duly paid up until the Signing Date and, to the Sellers’ Knowledge, there are no facts or circumstances that could render any such policy unenforceable.

8.1.11	Legal Disputes

There are no judicial, arbitral or regulatory proceedings, which are pending and involve in any one case an amount in dispute of more than EUR 50,000 (in words: fifty thousand euros) to which any of the Group Companies is a party (i.e., has been notified in writing), be it as plaintiff, defendant or otherwise. To the Sellers’ Knowledge, no such proceedings have been threatened in writing against the Company.

8.1.12	Conduct of Business

Since 1 January 2021 until the Signing Date, the business operations of the Group Companies have been conducted in the ordinary course of business and substantially in the same manner as before, and there have been no material adverse changes with respect to the business operations as a whole. Specifically, the Group Companies have not conducted or been subject to any measure pursuant to clause 5.2 and/or 5.3 above.

8.1.13	Permits and Compliance

a)
The Company and the Subsidiaries have obtained all governmental approvals, licenses, permits and other governmental authorizations that are required by applicable law for the business (Permits). To the Sellers' Knowledge, the business is conducted and, in the last three (3) years prior to the Signing Date, has been conducted in accordance with the Permits. To the Sellers' Knowledge, all Permits are in full force and effect (bestandskräftig) and there are no indications of a withdrawal, revocation, expiration, restriction or subsequent alteration of any Permit.

b)	To the Sellers` Knowledge the Group Companies are not subject to any pending administrative or criminal investigation regarding alleged infringements of applicable laws.

c)
The Group Companies are, and have in the last three (3) years been, in compliance with and have operated their respective business in all material respects in compliance with all applicable laws relevant to conduct their business.

d)
In particular, the business of the Group Companies is currently, and has been within the last three (3) years prior to the Signing Date, conducted, in accordance with sanctions and export control laws.

e)
None of the Group Companies or the Sellers nor any of their employees, has (i) taken any action directly or indirectly in furtherance of an offer, payment, promise to pay, or authorization or approval of any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person (including any Governmental Authority (or employee or representative thereof), government owned or controlled enterprise, public international organization, political party and candidate for public office) private or public, regardless of what form, whether in money, or services (α) to obtain favorable treatment for business or a contracts, (β) to pay for favorable treatment for business or contracts secured, (γ) to obtain special concessions or for special concessions already obtained, (δ) to improperly influence or induce any act or decision, (ε) to secure any improper advantage, or (ζ) in violation of applicable law, or (ii) established or maintained any fund or asset that has not been accurately recorded in the books and records of the Group Companies. The Group Companies have in particular complied with the provisions of the United States Foreign Corrupt Practices Act (FCPA) and the UK Bribery Act.

f)
None of the Group Companies, nor any of its advisory board members, managing directors , or to the Sellers’ Knowledge, other employees: (i) has been or is designated on the OFAC Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List or Entity List, and the State Department’s Debarred List, United Nations Security Council Consolidatred List, EU Sanctions List and HM Treasury Sanctions List or other similar lists maintained by applicable jurisdictions, (ii) has participated in any transaction involving such designated person or entity, or any country subject to an embargo or substantial restrictions on trade under the United States sanctions administered by OFAC, or (iii) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable export control legislation of the European Union (or any state thereof) or the United States, or (iv) has participated in any transaction connected with any purpose prohibited by United States or European Union (or any state thereof) export control and economic sanctions laws, including, without limitation, support for international terrorism and nuclear, chemical, or biological weapons proliferation. The Group Companies have conducted its export transactions in accordance in all respects with applicable provisions of all applicable export and re-export controls in all countries in which the Group Companies conduct business. Without limiting the foregoing: (a) the Group Companies have obtained all material export and import licenses, license exceptions and other material consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for the export, import and re-export of products, services, software and technologies in context with the Group Companies’ business (collectively, “Export Approvals”), (b) to the Sellers` Knowledge the Group Companies are in compliance with the terms of all applicable Export Approvals. The foregoing statements of this Section 8.1.13f), to the extent they relate to the Signing Date or the time thereafter, shall not be represented and warranted to the extent the representation and warranty of, or compliance with, such statements, inevitably results in a violation of, conflict with, or liability under, EU Regulation (EC) 2271/96, Section 7 AWV (each as amended from time to time) or any other similar applicable anti-boycott laws or regulations.

g)
to the Sellers` Knowledge the Group Companies are and have always been in compliance, with Privacy Laws including as they relate to the collection, storage, processing and transfer of personal data related to the use of the products or services collected by the Group Companies. The Group Companies provide adequate notice of privacy practices in their privacy policies. A list of the policies (and the periods the policies have been in effect) is attached as Schedule 8.1.13 g) to the Sellers` Knowledge the Group Companies’ privacy practices conform and has conformed at all times to its privacy policies. To the Sellers` Knowledge the Group Companies have been and are in compliance with all contracts pursuant to which the Group Companies process or have processed personal data of end users of the products or services of the Group Companies (the Company Privacy Commitments). In addition, to the Sellers` Knowledge where and when required by Privacy Laws, the Group Companies have provided all notices and obtained any necessary consents from data subjects required for the processing of personal data as conducted by or for the Group Companies. To the Sellers` Knowledge the execution of this Agreement will not cause, constitute, or result in a breach or violation of any Privacy Laws or Company Privacy Commitments. No claims have been asserted or, to the Sellers’ Knowledge, are threatened against the Group Companies by any person alleging a violation of such person’s privacy, personal or confidentiality rights under the privacy policies of the Group Companies. With respect to the security of personal data collected, received or processed by the Group Companies, the Group Companies have taken and take all steps reasonably necessary (including implementing and monitoring compliance with adequate technical and organizational measures) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Sellers’ Knowledge, there has been no unauthorized access to or other misuse of that information. Privacy Laws shall mean all laws applicable to the Group Companies that relate to personal data, including, without limitation, related to data or information security, data transfer (including cross-border transfer), the protection or processing of personal data, data breach notification; laws regarding unsolicited email, telephone, or text message communications, and the European Union General Data Protection Regulation (GDPR) and European Union member state implementing laws and regulations related to the GDPR.

8.1.14	Environmental Matters

a)
The Company is and has been in compliance in all material aspects with German Environmental Laws relating to it or to any of its property, activity or asset currently or formerly owned, leased, operated, carried out or used by or in connection with its business. Environmental Laws means all applicable German laws and, to the extent that they are legally binding, German ordinances, rules, orders (Bescheide), public law agreements (öffentlich-rechtliche Verträge) relating to environmental matters, which are matters relating to pollution or contamination or protection of the soil, subsurface, air, groundwater, surface water, soil vapor, land surface (including constructions, facilities and buildings and remains thereof) or human life or human health (including occupational safety). An on-site inspection in this regard by the Reutlingen District Office ("Landratsamt Reutlingen") took place on 10 November 2021, as recorded in Schedule 8.14a).

b)
The Group Companies have not received any order (bestandskräftiger Bescheid) from any public authority imposing investigation (Untersuchungsmaßnahmen), remediation (Sanierungsmaßnahmen), securing (Sicherungsmaßnahmen) or protective containment measures (Schutz- und Beschränkungsmaßnahmen) regarding an environmental contamination, and (ii) to the Sellers` Knowledge no legal or administrative proceeding is pending against any of the Group Companies that alleges a violation of any Environmental Law. To the Sellers` Knowledge no Environmental Contamination exists on any of the Owned Real Estate or Leased Real Estate. Environmental Contamination means any Hazardous Materials that exist in the soil, groundwater or surface water. Hazardous Materials means any pollutant, contaminant or other substance identified or designated as hazardous radioactive or toxic, including solid or hazardous waste including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes and asbestos or asbestos-containing materials, which may contaminate inter alia groundwater and soil, under applicable law.

8.1.15	Finders’ Fee

No Group Company has any obligation or liability to pay any fees, commissions or to make any other payments of any similar nature to any broker, finder or agent with respect to this Agreement or the consummation of the Transaction. No Group Company has any obligation or liability to pay any bonus, fee or to make any other payments of any similar nature to any director, officer or employee of any Group Company with respect to this Agreement or the preparation or consummation of the Transaction.

8.1.16	Public Subsidies

Schedule 8.1.16 contains a list of the public grants (Zuschüsse), allowances (Zulagen), subsidies (Subventionen) or other aids within the meaning of Article 107 of the Treaty on the Functioning of the European Union granted to any of the Group Companies by public authorities during the five (5) years preceding the Signing Date. To the Sellers` Knowledge no circumstances exist that would justify a revocation (Widerruf), reduction (Reduzierung) or withdrawal (Rücknahme) of a subsidy and no subsidy can be revoked or withdrawn as a consequence of the transactions contemplated herein. In case subsidies above EUR 100,000 (in words: one hundred thousand euros) already paid-out to the any of the Group Companies will be reclaimed by the respective authorities within twenty-one (21) months from the Closing Date, the Sellers will reimburse the respective Group Company for such amount exceeding EUR 100,000 (in words: one hundred thousand euros). For the avoidance of doubt, the preceding sentence does not constitute a Sellers Guarantee and any limitation explicitly applicable to breaches of Sellers Guarantee shall not apply, except for Clause 9.6, which shall apply mutatis mutandis.

8.1.17	Data Room Accuracy

To the Sellers' Knowledge, none of the information disclosed in the Data Room renders any of the Sellers' Guarantees incorrect.

8.2	No other Sellers Guarantees

8.2.1
The Purchaser explicitly acknowledges to purchase and acquire the Shares and the business associated therewith in the condition they are in on the Closing Date based upon its own inspection and assessment of all the facts and circumstances, and to undertake the purchase based upon its own decision, inspection and assessment without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Sellers, except for the guarantees expressly provided by the Sellers under this Agreement.

8.2.2	Without limiting the generality of the foregoing, the Purchaser acknowledges that the Sellers give no representation, warranty or guarantee with respect to

a)
any projections, estimates or budgets delivered or made available to the Purchaser regarding future revenues, earnings, cash flow, the future financial condition or the future business operation of the Company or the Group;

b)
any other information or documents that were delivered or made available to the Purchaser or its counsel, accountants or other advisors with respect to the Company or its business operation, except as expressly set forth in this Agreement; or

c)	any Tax matters, except as provided for in clause 10.

8.3	Sellers’ Knowledge

In this Agreement, the Sellers’ Knowledge shall encompass only the positive, actual knowledge (positive Kenntnis) of the Sellers, as of the Signing Date.

9	Remedies

9.1	Recoverable Damages

9.1.1
In the event that a Sellers Guarantee is breached, the Sellers shall be obligated to put the Purchaser or, at the election of the Purchaser, the relevant Group Company or Group Companies in such position as the Purchaser, respectively the Group Company, would have been in, had the Sellers Guarantee not been breached (restitution in kind – Naturalrestitution). If the Sellers are unable to achieve such restitution in kind within four (4) weeks after having been notified by the Purchaser of the breach or if restitution in kind is either impossible, not permitted by nature or not suitable to compensate the loss, then the Purchaser may claim monetary damages with the meaning of Sections 249 et seqq. BGB (Schäden) to be paid to the Purchaser or, at the election of the Purchaser, to the relevant Group Company. Nevertheless, such compensation for damages shall cover only the actual damages incurred by the Purchaser or any Group Company, including (i) reasonably foreseeable consequential damages (Folgeschäden), (ii) reasonably foreseeable indirect damages (mittelbare Schäden) (ii) reasonably foreseeable loss of profits (entgangener Gewinn), and will specifically not cover the internal administrative or overhead costs, and the Purchaser may not claim that the Total Purchase Price was calculated based on incorrect assumptions (the damages potentially to be compensated pursuant to this clause 9.1.1 the Damages).

9.1.2	The Sellers shall not be liable for, and the Purchaser shall not be entitled to claim for, any breach of a Sellers Guarantee, if and to the extent that:

a)
the fact upon which the claim is based, (i) is covered by any specific provision, specific reserve or specific valuation allowance made in the Financial Statements for the calendar year 2020 or (ii) has reduced the Purchase Price; and / or

b)
either any of the Group Companies and/or the Purchaser actually recovers such claim from third parties, including insurance carriers; if and to the extent, the Sellers are held liable, the Purchaser and/or relevant Group Company shall (i) assign to the Representative any relevant claims against third parties, including insurance carriers, and (ii) use commercially best efforts to assist the Sellers in pursuing such claims.

9.2	Deductible; Overall-Deductible

The Purchaser is entitled to claims for breaches of Sellers Guarantees only if an individual claim exceeds an amount of (-------) (Deductible)  and the aggregate amount of all such individual claims exceeds (-------) (Overall Deductible). In the event that the Deductible and the Overall Deductible are exceeded, the Purchaser can claim the entire amount and not only the amount exceeding the Deductible and the Overall Deductible.

9.3	Overall Scope of the Sellers' Liability pursuant to this Agreement

The aggregate liability for breach of any of the Sellers Guarantees pursuant to clause 8.1, except for the Sellers Guarantees under Section 8.1.1 (the Fundamental Guarantees), shall be limited to (-------) of the definitive Total Purchase Price (Liability Cap). The overall liability of each Seller under or in connection with this Agreement, except for Fundamental Guarantees, shall be capped at (-------) of the portion of the Total Purchase Price paid-out to and received by such Seller. The overall liability of each Seller for any breaches of Fundamental Guarantees shall be limited to hundred percent (100%) of the portion of the Purchase Price actually received by such Seller, whereby (i) each Seller shall, for any amount exceeding the Escrow Amount, only be liable severally, but not jointly with any other Seller, for breaches of Fundamental Guarantees pertaining to its Shares and (ii) any liability of each Seller arising under or in relation to this Agreement for any other reason that a breach of a Fundamental Guarantee shall also be counted towards the mentioned liability cap of hundred percent (100%).

Subject to the preceding paragraph, (i) the Sellers shall be severally and jointly (gesamtschuldnerisch) liable in an amount equal to the Escrow Amount and (ii) for any amounts exceeding the Escrow Amount, (a) with respect to Fundamental Guarantees, each Seller shall be the exclusive debtor for claims raised with respect to the Shares sold by him or her and (b) with respect to all other claims under or in connection with this Agreement, each Seller's liability shall be severally (teilschuldnerisch) in proportion to the numbers of Shares sold by him.

9.4	Exclusion of Certain Provisions

Sections 442 BGB and 377 German Commercial Code (HGB) are, to the extent legally permissible, expressly excluded.

9.5	Exclusion of Claims due to Purchaser`s Knowledge

The Purchaser shall not be entitled to bring any claim under clause 8 if the underlying facts or circumstances to which the claim relate were known to the Purchaser, taking into account that the Purchaser, prior to entering into this Agreement, has been given the opportunity to conduct a thorough review of the condition and status of the Company and their respective business from a commercial, financial and legal perspective. Subject to Clause 8.1.17 being true and correct, facts and circumstances that were (x) fairly disclosed (i.e. (i) in such a manner and in a context where a reasonably experienced purchaser could expect such information and (ii) with sufficient details on the face of such disclosure for a reasonably experienced purchaser to understand and evaluate the nature and scope of the matter and its likely impact (including its magnitude, without needing to consider or request any other information or documents)) in the documents made accessible to the Purchaser and its advisors in the virtual data room operated by Ansarada from 9 June 2020 until 29 July 2020 as well as 23 September 2021 until 11 November 2021 (the Data Room), or (y) in this Agreement or (z) its Schedules are deemed to be known by the Purchaser. The documents contained in the Data Room have been stored on an electronic data storage medium, a read-only copy of which, together with a copy of a letter of assurance by Ansarada, will be provided to the acting notary without undue delay after the Signing Date with the instruction to keep it in custody for a period of five (5) years from the Closing Date. Two (2) read-only copies of the data storage medium, together with a copy of letter of assurance by Ansarada, will be handed over to the Purchaser without undue delay and two (2) read-only copies of the data storage medium, together with a copy of letter of assurance by Ansarada, will be handed over to the Sellers without undue delay. The acting notary is not obliged to check whether the documents on the data storage medium are correct and complete in the required form. The acting notary is not obliged to provide technical equipment to enable the inspection of the data storage medium. The notary is instructed to hand over the data storage medium to the Party which is named by the Sellers and the Purchaser unanimously or if such notification is not made to destroy the data storage medium after expiry of the custody period.

9.6	Notification to Sellers; Procedure in Case of Third Party Claims

9.6.1
In the event of an actual or potential breach of a Sellers Guarantee, the Purchaser shall, without undue delay after becoming aware of the matter, provide the Sellers with written notice of such alleged breach, describing the potential claim in reasonable detail and, to the extent practical, stating the estimated amount of such claim and shall give the Sellers the opportunity to cure the breach within the period of time indicated in clause 9.1.1.

9.6.2
Furthermore, if, in connection with a breach of a Sellers Guarantee, any claim or demand of a third party is asserted against the Purchaser or any of the Group Companies (Third Party Claim), then the Purchaser shall make available to the Sellers a copy of the Third Party Claim or demand and of all time-sensitive documents.

9.6.3
If the Sellers generally accept the full responsibility for the Third Party Claim in question (Anspruch dem Grunde nach anerkannt), the Purchaser shall give the Sellers the opportunity to defend the Purchaser or the relevant Group Company against the Third Party Claim. In such case, to the extent this does not have a materially detrimental effect on the Group Companies or their business, the Sellers will have the right to defend against the claims by instituting all appropriate proceedings and will have the sole power to direct and control such defense, in particular, the Sellers have the unconditional right to

a)	participate in and lead all negotiations and correspondence with the third party,

b)	appoint and instruct legal counsel to act for and on behalf of the Purchaser or the Company, and

c)	request that a claim be litigated or settled out of court in accordance with the Sellers` instructions.

The Sellers shall conduct such proceedings in good faith with reasonable regard to the concerns of the Purchaser.

9.6.4
If the Sellers do not elect to defend a Third Party Claim in accordance with the process set forth in clause 9.6.3, the Purchaser shall (i) afford the Sellers and their representatives the opportunity to comment on and review any reports and documents and to participate in all relevant audits, court hearings and any meetings (including video or telephone conference), (ii) deliver to the Sellers and their representatives without undue delay (unverzüglich) copies of all relevant orders (Bescheide), decisions, filings, motions and other documents of any court or party to the conflict or dispute, and (iii) diligently conduct the defense in order to mitigate the losses.

9.6.5
In no event shall the Purchaser or the Company be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement without the Sellers` prior written consent (not to be unreasonably withheld or delayed), to the extent that such claims may result in the Sellers’ liability under this Agreement. The Purchaser and the Company shall cooperate with the Sellers in the defense of any third party claim, provide the Sellers and their representatives (including their advisory) reasonable access to the relevant business records and documents reasonably required, and permit the Sellers and its representatives to reasonably consult with the directors, officers, employees and representatives of the Purchaser or the Company. To the extent that the Sellers are in breach of a Sellers Guarantee, all costs and expenses incurred by the Sellers in defending such claim shall be borne by the Sellers. If it later emerges that the Sellers were not in breach, then any costs and expenses reasonably incurred by the Sellers in connection with the defense (including advisors’ fees) shall be borne by the Purchaser and the Company. The Purchaser shall ensure that the Company fully complies with its obligations under this clause 9.5.

9.6.6
The Sellers shall not be liable under clause 8 if and to the extent the Purchaser has not complied with its obligations under clause 9.6 and if and to the extent such incompliance has (i) caused or increased the Damages of the Purchaser, or (ii) materially affected the Sellers’ ability to defend against the Third Party Claim .

9.7	Mitigation

The Purchaser is obliged to prevent the occurrence of any damages and to limit the scope of any damages incurred in accordance with Section 254 BGB.

9.8	Time Limits

All claims for any breach of Sellers Guarantees pursuant to clause 8 shall become time-barred eighteen (18) months after the Closing Date, except for claims for any breach of the Sellers Guarantee in clauses 8.1.1, 8.1.5 and 8.1.6, which shall become time-barred five (5) years after the Closing Date.

9.9	Exclusion of Further Remedies

To the extent permitted by law and unless expressly provided otherwise in this Agreement, any further claims and remedies with respect to a breach of a Sellers Guarantee – irrespective of their nature, amount or legal basis – are hereby expressly waived, including without limitation claims for breach of a pre-contractual duty, claims based on a breach of duty in an obligation relationship, claims based on statutory warranty provisions and liability in tort as well as any and all other claims which could, due to a rescission, action for avoidance, reduction of the Total Purchase Price or other reasons, result in the termination, invalidity or a winding-up or restitution ex tunc of this Agreement, in an amendment of its content or in a refund or reduction of the Total Purchase Price, except if and to the extent that any such claim is based on intent or on fraudulent misrepresentation of the Seller.

9.10	No Double Dip

Where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling the Purchaser to any claim, for damages or for other reasons, under or in connection with this Agreement, there shall be only a one time consideration respectively compensation for the entirety of such claim and/or damage. For the avoidance of doubt, the “no double counting” principle set forth in this Section 9.10 shall apply mutatis mutandis with respect to any advantages, savings or benefits taken into account with respect to any claim under or in connection with this Agreement.

9.11	Treatment of Payments

Any payments made by the Sellers pursuant to clause 9 shall be considered a reduction of the Total Purchase Price as between the Sellers and the Purchaser.

9.12	Intent; Fraudulent Misrepresentation

Any limitation of the Sellers liability pursuant to this clause 9 shall not apply if the claim is due to intent (Vorsatz) or fraudulent misrepresentation (arglistige Täuschung) by one of the Sellers.

10	Taxes

10.1	Definitions

In this Agreement,

Taxes means (i) any taxes (Steuern) and auxiliary levies (steuerliche Nebenleistungen) as defined in Section 3 of the German Fiscal Code (Abgabenordnung) and equivalent taxes and levies under foreign law, (ii) any other levies or duties (Abgaben) under German or foreign law, including (but not limited to) customs duties and social security contributions, (iii) any obligation to repay public allowances (Zulagen) or subsidies (Beihilfen), (iv) administrative fines, (v) secondary liability (Haftungsschulden) for any of the aforementioned items, (vi) any liability for payment of amounts referred to in clauses (i) through (v), in particular as a result of any tax sharing, tax indemnity or tax allocation agreement and (vii) in each case together with any interest, penalty, fine or addition thereto; and

Indemnifiable Taxes means any (i) Taxes and damages arising from a breach of any Tax Guarantee and (ii) Taxes imposed on or payable by the Group Companies and relating to the time period (Zeitraum) prior to and including the Closing Date or resulting from actions taken on or prior to the Closing Date; and

Tax Authority means any competent Governmental Authority in charge of imposing or collecting any Tax.

10.2	Tax Guarantees

The Sellers represent and warrant to the Purchaser in the form of independent guarantees pursuant to Section 311 (1) BGB (Tax Guarantees) that, except as otherwise disclosed in Schedule 10.2, as of the date hereof and as of the Closing Date,

a)
all Tax returns required to be filed with any Tax Authority by or on behalf of the Group Companies have been duly prepared, have been filed when due (considering all extensions granted) and are to Sellers’ Knowledge true and correct;

b)	the Group Companies have timely paid when due all Taxes owed by it;

c)
as of the date hereof, no Tax audit, investigation, dispute or other proceeding is pending in respect of the Group Companies, and the Group Companies have not been notified in writing by any Tax Authority that such authority intends to commence any such proceeding;

d)	the Group Companies have not obtained a binding ruling and have not entered into any agreements, waivers or arrangements with any Tax Authority;

e)
the Group Companies keep books of accounts as required by applicable law, and the application thereof by the competent Tax Authority, and have sufficient records (including and required transfer pricing documentation) relating to past events during all times prior to and including the Closing Date and any Tax-related records, files and documents, including electronically stored data, which are under any applicable Tax law required to be available, have been stored on the respective Group Company's premises and are readily accessible in a manner as required under, and in full compliance with, all applicable Tax laws.

f)
To Sellers’ Knowledge the Group Companies have not taken any measures or entered into any transaction which may be regarded as resulting in a constructive dividend (verdeckte Gewinnausschüttung) (or comparable instrument in any jurisdiction other than Germany) by the relevant Taxing Authorities, or which could result in adjustments pursuant to Section 1 Foreign Tax Act (Außensteuergesetz), and all transactions entered into by the Group Companies with each other and the Sellers or any other person (as applicable) have been carried out at arm’s length terms and have been properly and timely documented in accordance with applicable law.

g)
No written claim has ever been made by a Governmental Authority in a jurisdiction where any Group Company does not pay Taxes or file Tax Returns asserting that the respective Group Company is or may be subject to Taxes assessed by such jurisdiction or required to file a Tax Return in such jurisdiction. In addition, no Group Company has or had employees or premises in any jurisdiction other than its jurisdiction of incorporation.

h)
No Group Company has written down any asset to its going concern value (keine Teilwertabschreibung), has been involved in any reorganization that could lead to blocking periods (Haltefristen) or any other restrictions including without limitation those contained in the former Section 8b(4) Corporate Income Tax Act (Körperschaftsteuergesetz, KStG), Sections 6(5) and 16(3) Personal Income Tax Act (Einkommensteuergesetz, EStG), Sections 15(2) and 22 Reorganization Tax Act (Umwandlungssteuergesetz, UmwStG) or in the former Sections 21(2) and 26 UmwStG.

i)
The Group Companies have obtained the required exemption certificates (Freistel-lungsbescheinigungen) to execute payments (including, without limitation, dividends, interest payments or royalties) prior to Closing Date without withholding Tax or at a lower withholding Tax rate as provided for in the applicable Income Tax Treaty.

10.3	Tax Indemnity

The Sellers shall pay to the Purchaser an amount equal to any Indemnifiable Tax (the Tax Indemnification Claim), provided that the Sellers shall not be liable vis-à-vis the Purchaser (and the Tax Indemnification Claim shall be reduced accordingly) if and to the extent:

a)	the respective Tax has been paid until the Closing Date;

b)	a specific liability (Verbindlichkeit) or provision (Rückstellung) for the Indemnifiable Tax is included in the Final Closing Date Statement and has reduced the Total Purchase Price;

c)
the Group Companies or the Purchaser realizes a concrete cash effective Tax saving in the form of "reversal effect" as a direct consequence of the respective Tax or the circumstances underlying such Tax, respectively (e.g., resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances, a step up in the Tax basis of assets, the non-recognition of generally tax deductible liabilities or provisions (Phasenverschiebungen)). In such case the claim of the Purchaser pursuant to clause 10.3 will be reduced by the net present value of the respective Tax saving which shall be calculated as a lump sum on the basis of (i) a presumed uniform tax rate of 30%, (ii) a discount factor of three (3)% p.a. and (iii) the assumption that it will have been realized within five (5) years from the Closing Date;

d)
Tax results from (i) any change in the accounting practices of the Group Companies introduced after the Closing Date or (ii) from any change in the exercise of any Tax election rights introduced after the Closing Date or (iii) a measure under the German Reorganization Tax Act (Umwandlungssteuergesetz) or equivalent laws under foreign jurisdictions initiated and implemented after the Closing Date, provided in each case of (i) – (iii) that the change or measure has a direct impact under statutory Tax law on the Pre-Closing-Date-Period and unless such change is requested by the Tax Authorities, made with Sellers’ written consent or required under mandatory Law.

e)	the amount of the respective Tax has been recovered by the Group Companies from a third party, or

f)	the respective Tax is directly caused by the Purchaser's non-compliance with its obligations set forth in clauses 10.4 and 10.5.

Any amounts payable to the Purchaser under this clause 10.3 shall be payable and due within five (5) Business Days prior to the day on which the respective Tax is due for payment by any of the Group Companies to the competent Tax Authority, even if the assessment does not yet have binding effect (formelle Bestandskraft). For the avoidance of doubt, any indemnification payment on the basis of a preliminary Tax return which is later revoked must be reimbursed to the Sellers within ten (10) Business Days after receipt of the respective repayment amount (by way of cash payment, set-off or deduction).

10.4	Tax Returns after the Signing Date

The Sellers shall prepare and file, or cause the Group Companies to prepare and file, all Tax returns for the Group Companies required to be filed by or on behalf of the Group Companies before the Closing Date. The Purchaser shall prepare and file, or cause the Group Companies to prepare and file, all Tax returns required to be filed by or on behalf of the Company after the Closing Date, but – in the case of Tax returns for the period ending prior to the Closing Date (excluding monthly tax filings) only after a review and written approval from the Sellers (which may not be unreasonably withheld or delayed). All Tax return filings for periods up to and including the Closing Date shall be prepared in consistence with those prepared for prior Tax assessment periods, unless a change is requested by tax authorities or required pursuant to mandatory law. The Purchaser shall procure that (i) any Tax return which must be reviewed and approved by the Sellers, is furnished to the Sellers no later than thirty (30) Business Days prior to the due date of such Tax filing and (ii) no Tax return of the Group Companies relating to any period ending prior to or on the Closing Date will be filed, amended or changed by the Purchaser or the Group Companies without prior written approval of the Sellers (such approval not being unreasonably withheld or delayed by the Sellers).

10.5	Cooperation

10.5.1
After the Closing Date, the Purchaser and the Sellers shall reasonably cooperate, and shall cause their representatives to reasonably cooperate, with each other in connection with all Tax matters relating to any Taxes payable by the Group Companies for any period ending on or before the Closing Date, including the preparation and filing of any Tax return or the conduct of any Tax audits, investigations or other proceedings. Following the Closing Date, the Purchaser shall without undue delay notify the Sellers of any Tax audits or administrative or court proceedings that are announced or commenced and that might constitute a basis for a Tax Indemnification Claim under this clause 10 (Tax Disputes). Such notice shall be made in writing and shall describe the object of the Tax Dispute or the asserted Tax liability and shall include copies of any notice or other documents received from the Tax Authority or the courts in respect of any such Tax Dispute or asserted Tax liability. The Purchaser shall further ensure that the respective Group Company allows the Sellers to participate in such Tax Disputes and keeps the Sellers fully informed about such Tax Dispute.

10.5.2
The Purchaser shall procure, upon written request of the Sellers and at Sellers’ expense, that objections are filed, and legal proceedings are instituted and conducted against any Tax assessment notices or judgments, in each case, if and to the extent relating to Indemnifiable Taxes, in accordance with the Sellers’ reasonable directions. The Sellers shall bear all fees of external counsel and other external costs of the relevant proceeding, e.g., costs of the Tax court etc. Otherwise, the Purchaser or the respective Group Company may pay, settle or formally challenge the validity of such asserted Tax liability.

10.5.3
If and to the extent that the Purchaser or its legal successor reasonably require information or documents for tax purposes from the Sellers or legal successors in connection with the Tax matters of one of the Group Companies, in particular but not limited to section 20 et seq. of the German Reorganization Tax Act (UmwStG), Section 4h of the German Income Tax Act (EStG) or Section 8a of the German Corporate Income Tax Act (KStG), the Sellers shall procure that on written request of the Purchaser or one of the Group Companies such information or documents will be provided to them without undue delay. The Purchaser shall bear all reasonable fees of external counsel and other reasonable external costs which incur in connection with the provision of such information or documents.

10.6	Tax Refund

If any Group Company receives a Tax refund relating to any period prior to the Closing Date, the Purchaser shall pay to the Sellers the amount of the Tax refund net of any taxes payable by the Group Companies and the Purchaser on such Tax refund and its distribution to Purchaser. The Purchaser shall without undue delay notify the Sellers of any such Tax refund relating to any period prior to the Closing Date.

10.7	As-If-Agreement; Pro-Rata Share and Treatment of Payments, Miscellaneous

10.7.1
In the event Taxes relate to a Tax period beginning before the Closing Date and ending thereafter such Tax period shall deemed to be split in one Tax period ending on the Closing Date and another Tax period starting after the Closing Date and to the extent not reasonably feasible based on a pro rata temporis basis for the purpose of determining claims under this clause 10.

10.7.2
All payments to be made by the Sellers to the Purchaser or by the Purchaser to the Sellers under clauses 9, 10, 11 and 12 shall constitute a reduction or an increase of the Purchase Price for Tax purposes, as the case may be. If and to the extent payments are made by the Sellers directly to the Group Companies, such payments shall be construed and deemed as contributions (Einlagen) made by the Purchaser into the Group Companies and shall be treated as a reduction of the Purchase Price as between the Parties.

10.7.3
Clause 9.2, 9.3, 9.5, 9.10, 9.12 shall apply to the Tax Guarantees accordingly; otherwise clause 9 shall not apply to the Tax Guarantees. For the avoidance of doubt, except for claims based on a breach of the Tax Guarantees, clause 9 shall not apply to claims under this clause 10.

10.8	Time Limits

All claims of the Purchaser under this clause 10 shall be time-barred six (6) months after the final and binding assessment (formelle und materielle Bestandskraft nach Ablauf aller Ablaufhemmungen) of the relevant Taxes. Any claim of the Sellers under clause 10.6 shall become time-barred six (6) months after the Sellers have been notifying in writing by the Purchaser.

11	Purchaser Guarantees

11.1	Purchaser Guarantees

The Purchaser hereby guarantees, by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to Section 311 (1) BGB, as follows:

11.1.1	The Purchaser is duly incorporated and validly existing under the laws of Germany.

11.1.2
The Purchaser has all requisite corporate power and authority and has been duly authorized by all necessary corporate actions to enter into and perform this Agreement and the legal transactions (Rechtsgeschäfte) contemplated herein.

11.1.3
Subject to the Clearance being obtained, the execution and performance by the Purchaser of this Agreement and the consummation of the legal transactions contemplated herein do not violate the Purchaser’s articles of association, by-laws or internal rules of management and do not violate any applicable statutory provision, judgment, injunction or other rule binding upon the Purchaser, and there are no legal, investigation or other proceedings pending against, or to the Purchaser’s knowledge threatened against, the Purchaser before any court, arbitration tribunal or Governmental Authority which in any manner challenges or seeks to prevent, alter or delay the legal transaction contemplated in this Agreement.

11.1.4	Based on its due diligence exercise, the Purchaser is not aware of any facts or circumstances that could give rise to claims against the Sellers pursuant to clause 8 through 10.

11.1.5
The Purchaser has sufficient, immediately available funds or binding financing commitments to pay the Total Purchase Price and to make all other payments required to be made under or in connection with this Agreement.

11.2	Indemnification

If the Purchaser breaches any guarantee pursuant to clause 11.1, the Purchaser shall indemnify and hold harmless the Sellers from and against any damages incurred by the Sellers. All claims of the Sellers arising under this clause 11 shall become time-barred five (5) years after the Closing Date.

12	Additional Obligations of the Parties post-Closing

12.1	Access to Financial Information

Subject to clause 15.2, which shall apply, the Purchaser shall ensure that after the Closing Date, the Sellers and their representatives are given, at reasonable request and upon reasonable advance notice during the normal business hours, access to, and are allowed to make copies of, the books and accounts of the Group Companies for fiscal years up to and including 2021, as long as and to the extent reasonably necessary to the Sellers in connection with any audit, investigation, dispute (except as under or in connection with this Agreement against the Purchaser), tax return or audit or another, objectively justified reason.

12.2	(-------)

12.3	Non-Compete

Until the second (2nd) anniversary of the Closing Date, the Sellers shall not, directly or indirectly, compete with the Group Companies in the specific regions where the Group Companies operate at the Closing Date. The Sellers shall, in particular, not form, acquire or invest in any company which competes, either directly or indirectly, with the Group Companies, except for the acquisition of participations in publicly traded companies of less than two percent (2%) of the capital of the relevant company for capital investment purposes.

12.4	Non-Solicit

Until the second (2nd) anniversary of the Closing Date, the Sellers shall not, directly or indirectly, (i) influence or attempt to influence any customers, suppliers, employees, consultants, distributors, salespersons, agents or other material business partners of the Group Companies to terminate or otherwise discontinue their business relationship with the Group Companies, or to reduce the volume of goods or services provided or received, as the case may be, thereunder or (ii) solicit or attempt to solicit the service or employment of any current or future managing director or employee of the Group Companies.

12.5	Renaming Ancosyslab

Seller 6 undertakes that the company ancosyslab GmbH, which is incorporated under the laws of the Swiss Confederation, changes its name to a company name not containing the phrase “ancosys” or any similar wording, without undue delay, but in no event later than four (4) weeks after the Closing Date.

12.6	Indemnification for Third Party Claims

If, after the Signing Date, a third party raises against one or more Sellers a claim which is based on the respective Seller’s former capacity as shareholder, managing director or employee of the Company and the period until the Closing Date (except for claims based intentional of fraudulent behaviour and to the extent the claim relates to actions taken in the best interest of the Group Companies and in good faith), then the Purchaser shall indemnify and hold harmless the respective Seller(s) from and against any such claim. All claims of the Sellers arising under this clause 12.6 shall be limited to a total amount of EUR 250,000 (in words: two hundred fifty thousand euros) and become time-barred two (2) years after the Closing Date.

12.7	Shareholders' meetings

The Purchaser shall, immediately after the registration of the Purchaser as new owner of the Shares in the commercial register, carry-out a shareholders' meeting of the Company and, to the extent legally permissible, grant full discharge (Entlastung) to Seller 6 as managing director of all relevant Group Companies, until and including the Closing Date. The Purchaser shall again grant such discharge (Entlastung) at the Company's ordinary shareholders meeting for the business year 2021, to be held in 2022.

12.8	Indemnification

The Sellers shall indemnify and hold harmless the Company from and against any and all costs, liabilities, taxes, claims, demands, assertions of liability, assessments directly or indirectly arising out of, resulting from the social security and tax status and treatment of external consultants in the period until and including the Closing Date. Any claims under or in connection with this clause 12.8 shall become time-barred five (5) years after the Closing Date. Clause 9.2 (provided, however, that only the Deductible, but not the Overall-Deductible shall be applicable for purpose of this clause 12.8), 9.3, 9.10 and 10.5.2 shall apply to the indemnity obligation under this clause 12.8 accordingly; otherwise clause 9 shall not apply to the indemnity obligation under this clause 12.8.

13	Escrow

The Sellers and the Purchaser shall instruct the Escrow Agent to release funds in the Escrow Account (including accrued interest thereon and less negative interest thereon as well as outstanding fees and expenses of the Escrow Agent, as the case may be) or any portion thereof only

a)	According to a concurrent (übereinstimmenden) written instruction of the Purchaser and the Representative,

b)
According to a final, non-appealable (rechtskräftig) decision of a competent court, an enforceable award (für vollstreckbar erklärt gemäß § 1060 German Code of Civil Procedures) of an arbitration tribunal or a definitive expert decision, or

c)
To the Sellers if, twenty one (21) months after the Closing Date, the Purchaser has not initiated arbitration proceedings according to clause 21.2 against the Sellers for breaches of this Agreement by the Sellers (whereby if the Purchaser has initiated such arbitration proceedings, the amount in dispute shall be deducted from the amount to be released to the Sellers and released upon resolution of the claims subject to the arbitration proceedings).

Any payment from the Escrow Account shall reduce the Escrow Amount and the Sellers shall not be obliged to make any (additional) payments to the Escrow Account.

14	Parent Undertaking

The Parent shall be, together with the Purchaser, jointly and severally liable for the fulfilment of all of the Purchaser's payment obligations under, and as per the terms of, this Agreement. The Sellers shall have the right to raise any respective payment claims directly against the Parent without having to raise any such claims against the Purchaser first.

15	Confidentiality and Press Releases

15.1	Confidentiality

The Parties mutually undertake to keep the existence and the contents of this Agreement and any confidential information regarding the other Parties obtained in connection with the negotiation, execution or performance of this Agreement and the transactions contemplated herein secret and confidential vis-à-vis any third party except to the extent that the relevant facts have become into the public domain or the disclosure of which is required by law (including securities law and regulations), for the enforcement of claims under this Agreement, by the rules of any securities exchange on which the Purchaser or any of its Affiliates is traded or by a final or immediately enforceable court or governmental order. In the latter case, the Parties shall, however, if and to the extent legally permitted, inform each other prior to such disclosure and shall limit any disclosure to the minimum required by statute or the authorities. No press release or other public announcement concerning the Agreement shall be made by either Party unless the form and text of such announcement has first been approved by the other Parties, except that – if a Party is required by law or by the applicable stock exchange regulations to make an announcement (such as reporting and announcement obligations of Purchaser vis-à-vis the United States Securities and Exchange Commission (SEC)) – it may do so.

15.2	Post-Closing confidentiality

After Closing, the Sellers shall keep confidential and not disclose to any third party any information about the Group and their businesses and assets.

16	Power of Attorney in Favour of the Purchaser

The Sellers and the Purchaser are aware that the Purchaser is not entitled to exercise the shareholder rights against the Company until the shareholders’ list in which the Purchaser is named as new shareholder is entered into the commercial register of the Company. In such period between the Closing Date and the inclusion of the new shareholders’ list, the Sellers undertake not to act as shareholders of the Company.

Subject to the condition precedent of the consummation of the Closing, the Sellers hereby agree to grant to the Purchaser, who shall be released from the restrictions of Section 181 BGB and shall be entitled to grant sub-powers of attorney, a power of attorney to represent the Sellers in such powers and rights as shareholder of the Company for which the Purchaser may require such power of attorney. Any such power of attorney expires upon inclusion of a new shareholders’ list showing the Purchaser as new shareholder of the Company.

17	Assignment of Rights and Transfer of Obligations

No rights and obligations under this Agreement may be assigned or transferred, either in whole or in part, without the prior written consent of the other Parties.

18	Transfer Taxes and Costs

18.1	Transfer Taxes and Costs

All registration, stamp and transfer taxes and duties (including any fees of any authorities) that are payable as a result of the transactions contemplated by this Agreement and the costs for formally notarizing this Agreement shall be borne by the Purchaser. Provided however that the transaction expenses of the Company shall be paid prior to the Closing Date, and as a rule, such transaction expenses of the Company shall be borne by the Sellers.

18.2	Costs of Advisors

Otherwise, each Party shall bear its own costs and expenses in connection with the preparation, conclusion, and performance of this Agreement, including any professional fees, charges and expenses of its respective legal, accounting, and banking advisors.

19	Appointment of Representative

Each Seller hereby irrevocably appoints and approves the designation of and designates Seller 6 (the Representative) as the true, exclusive representative of the Sellers and as the attorney-in-fact and lawful agent for and on behalf of such Seller with respect to this Agreement and Dr. Alexander Vogel, MLL Meyerlustenberger Lachenal Froriep AG, Schiffbaustrasse 2, 6340 Baar, Switzerland, as his substitute (the Substitute), and further approves the taking by the Representative or the Substitute, if applicable, of any and all actions and the making of any and all decisions required or permitted to be taken by the Representative or the Substitute, if applicable, under this Agreement. Each Seller authorizes and empowers the Representative or the Substitute, if applicable,to act on behalf of such Seller with respect to the disposition, settlement or other handling of all claims under this Agreement, and all rights or obligations arising under this Agreement. Each Seller shall be bound by all actions and decisions taken and consents and instructions given by the Representative or the Substitute, if applicable, in connection with this Agreement, and the Purchaser shall be entitled to rely on, and shall be relieved from any liability to any person for any acts done by them in accordance with, any such action, decision, consent or instruction of the Representative or the Substitute, if applicable. Notices or communications to or from the Representative or the Substitute, if applicable, shall constitute notice to or from each of the Sellers.

20	Notices

20.1	Form of Notices

All legally binding statements and other notices in connection with this Agreement (collectively Notices)  shall be made in writing unless a formal notarization or another specific form is required by law. The written form requirement shall be satisfied through transmission by e-mail.

20.2	Notices to the Sellers

Any Notices to be delivered to the Sellers hereunder shall be addressed to the Representative to the following address:

 Seller 6:                (-------)

with a copy to their advisor for information purposes only:

Meyerlustenberger Lachenal Ltd
Dr. Alexander Vogel
Schiffbaustrasse 2
Post Box 1765
8031 Zurich
Switzerland
Email: alexander.vogel@mll-legal.com

and

Dentons Europe LLP
Thomas Strassner
Jungfernturmstraße 2
80333 Munich
Germany
Email: Thomas.Strassner@dentons.com

20.3	Notices to the Purchaser and the Parent

Any Notices to be delivered to the Purchaser and the Parent hereunder shall be addressed as follows:

Nova Measuring Instruments GmbH
Dror David
Gebäude Ensemble Deutsche Werkstätten Hellerau
Bruno-Paul Haus
Moritzburger Weg 67
01109 Germany
Deutschland
Email: (-------)

with copies to their advisors for information purposes only to:

Meitar l Law Offices
Shachar Hadar
16 Abba Hillel Silver Rd.
Ramat Gan
Israel
Email: shacharh@meitar.com

and

Gleiss Lutz Hotz Hirsch PartmbB
Dr Alexander Schwarz
Dreischeibenhaus 1
40211 Düsseldorf
Germany
Email: alexander.schwarz@gleisslutz.com

20.4	Change of Address

The Parties shall without undue delay give written Notice to the other Party of any changes in the addresses set forth in clauses 20.2 to 20.3 above. In the absence of such communication, the address stated above shall remain in place.

20.5	Language

Any communication to be made by one Party to another under or in connection with this Agreement shall be in English or, if in any other language, accompanied by a translation into English.

21	Miscellaneous

21.1	Governing Law

This Agreement shall be governed by the laws of the Federal Republic of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG) and all conflict of law provisions.

21.2	Arbitration

21.2.1
All disputes or claims arising out of or in connection with this Agreement shall be finally settled under the rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V. – DIS) by three (3) arbitrators appointed in accordance with such rules.

21.2.2	The place of arbitration is Frankfurt am Main, Germany.

21.2.3	The language of the arbitral proceedings is English. Documents already existing in the German language may be submitted without an English translation.

21.3	Business Day

For the purposes of this Agreement, Business Day  means a day on which banks are open for general business (except online-banking) in Tel-Aviv, Israel, and Pliezhausen, Germany.

21.4	Interest

Except as otherwise provided in this Agreement, any Party must pay interest on any amounts due and payable to the other Party under this Agreement, for the period beginning on the day following the day on which the payment is due (or the day otherwise stipulated herein as the day on which interest shall begin to accrue) and ending on (and including) the day when payment is made. The interest rate shall be three percent (3%) basis points above the rate at which euro interbank term deposits for period of one month are being offered by one prime bank to another within the EMU zone (for the purposes of this Agreement, such rate shall at least be zero (0)), published on the corresponding page of the Reuters screen at 11am CET on the date on which the interest under sentence 1 hereof begins to accrue (EURIBOR). The interest accrual shall be calculated on the basis of the days lapsed and a 360-day year. The right to claim default interest (Verzugszinsen) and more extensive default-related damages (Verzugsschaden) shall remain unaffected.

21.5	Amendments to this Agreement

Any amendment of or supplement to this Agreement, including any modification of this clause, shall be valid only if made in writing, unless more stringent form requirements (e.g. notarisation) must be satisfied under applicable law. Clause 20.1 sentence 2 shall apply mutatis mutandis.

21.6	Headings; References to Clauses

21.6.1
The headings and sub-headings of the clauses and sub-clauses and Schedules contained in this Agreement are for convenience and reference purposes only. They shall be disregarded for purposes of interpreting or construing this Agreement.

21.6.2	Any reference made in this Agreement to any clauses without further indication of a law or an agreement shall mean the clauses of this Agreement.

21.7	Schedules

All Schedules to this Agreement form an integral part of this Agreement.

21.8	Entire Agreement

This Agreement constitutes the final, complete expression of agreement between the Parties with respect to the subject matter covered herein and supersedes any and all previous agreements and understandings, whether written or verbal, between the Parties with respect to the subject matter of this Agreement or parts thereof. There are no side agreements to this Agreement.

21.9	Severability

Should any provision of this Agreement be or become, either in whole or in part, void, ineffective or unenforceable, then the validity, effectiveness and enforceability of the other provisions of this Agreement shall remain indisputably (unwiderlegbar) unaffected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as most closely reflects the economic intent and purpose of the invalid, ineffective or unenforceable provision regarding its subject-matter, scale, time, place and scope of application. The aforesaid rule shall apply mutatis mutandis to fill any unintentional gap that may be found to exist in this Agreement.

21.10	Instructions of the notary

The notary instructed the persons appearing as follows:

-	The acting notary is obliged to submit an amended list of shareholders to the Commercial Register without undue delay after the transfer of the Shares has become effective.

-
The buyer of a share assumes the unlimited liability, if any, (jointly with his legal predecessor in the share) for contributions on shares not fully paid up, for differences between the nominal value of contributions in kind theron and for repayment of contributions on shares.

-	The Sellers shall be secondarily liable for any non-fulfilled contribution obligations of excluded shareholders who are the Sellers legal successors.

-
The acting notary has not reviewed the economic and tax-related consequences of the above agreements and has not provided any advice in this respect. The persons appearing were advised of the possibility to have the agreements reviewed by a tax adviser in advance.

-	The notary is obliged pursuant to section 54 German Income Tax Implementation Ordinance (EStDV) to submit one copy of this deed to the tax authorities.

-	The parties are jointly liable for the costs of this deed, regardless of the provisions therein.

* * *

This Deed was read aloud by the notary to the persons appearing, approved by them and signed by them and the notary in their own hands as follows: